UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BB&T Corporation

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DEAR FELLOW SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation at 11:00 a.m. (EDT) on Tuesday, April 26, 2016, at the Embassy Suites, 460 North Cherry Street, Winston-Salem, NC 27101. The matters scheduled for consideration at the meeting are described in detail in the 2016 Proxy Statement. Shareholders as of the record date of February 17, 2016 are invited to attend.

We are providing proxy materials to our common stock shareholders primarily through the Internet. We have found this process significantly lowers the cost of our annual proxy campaign. We urge you to read this year’s proxy materials, which include our 2016 Proxy Statement and our Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on February 25, 2016. Also included is a copy of the 2015 Annual Report that contains financial highlights, our letter to shareholders, and additional information about BB&T.

We encourage you to vote through the Internet or by telephone as soon as possible. If you received the proxy materials by mail you may complete, sign, and return the enclosed proxy card. Even if you plan to attend the meeting we strongly recommend that you vote your shares in advance.

The agenda for this year’s Annual Meeting includes the following items:

Agenda Item	Board Recommendation
Election of 18 Directors named in the proxy statement	FOR EACH NOMINEE
Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016	FOR
Advisory vote to approve BB&T’s executive compensation program	FOR

Please refer to the proxy statement for further details on the proposals to be voted on at the Annual Meeting. We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial performance and strategic direction of BB&T.

Sincerely,

Kelly S. King	Jennifer S. Banner
Chairman and Chief Executive Officer	Independent Lead Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

BB&T CORPORATION

Date:	Time:	Place:
April 26, 2016	11:00 a.m. EDT	Embassy Suites 460 North Cherry Street Winston-Salem, NC 27101

AGENDA:

•	Election of the 18 directors named in the proxy statement, each for a one-year term expiring at the 2017 Annual Meeting of Shareholders
•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016
•	Advisory vote to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote

Record date: You can vote if you were a shareholder of record on February 17, 2016.

If you are attending the meeting, you will be asked to present your admission ticket and valid photo identification, such as a driver’s license, as described in the proxy statement.

By Order of the Board of Directors,

Kelly S. King
Chairman and Chief Executive Officer

March 16, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 26, 2016

A copy of this proxy statement is available at http://www.edocumentview.com/BBT. Also available at this website is the 2015 Annual Report, which highlights summary financial information about BB&T, and our Annual Report on Form 10-K for the year ended December 31, 2015.

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement for BB&T Corporation, which we sometimes refer to as the “Corporation” or “BB&T.” This summary does not contain all the information that you should consider, and you should read this entire proxy statement carefully before you vote. Additional information regarding our 2015 performance can be found in our Annual Report on Form 10-K.

2016 Annual Meeting of Shareholders

Time and Date	Location	Record Date
April 26, 2016, at 11:00 a.m. EDT	Embassy Suites 460 North Cherry Street Winston-Salem, NC 27101	February 17, 2016

Proposals and Voting

Shareholders of record will vote on the following three proposals:

Proposals	Votes Required	Board Recommendation	More Information
Election of 18 Directors named in the proxy statement	Majority of votes cast for each nominee	FOR EACH NOMINEE	Page 5
Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016	Majority of votes cast	FOR	Page 31
Advisory vote to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote	Majority of votes cast	FOR	Page 34

A proxy that is signed and dated, but which does not contain voting instructions will be voted as recommended by our board of directors for each proposal.

There are four ways to vote:

Internet: You may access the proxy materials on the Internet at http://www.envisionreports.com/BBT and follow the instructions on the proxy card or on the Notice of Internet Availability. Shareholders who hold shares in “street name,” should follow the instructions provided by their broker or bank.

Telephone: You may call toll-free 1-800-652-VOTE (8683), and follow the instructions on the proxy card or on the Notice of Internet Availability.

Mail: If you received your proxy materials by mail, you may vote by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided.	In person: A shareholder may vote in person at the Annual Meeting by filling out a ballot.

BB&T Corporation | 2016 Proxy Statement    1

Proxy Statement Summary

2015 Executive Compensation Overview

Strategic Accomplishments

•      Significant M&A activity, including the Susquehanna merger, drove meaningful growth in 2015

•      Obtained regulatory approvals and completed transactions at a time when there was limited bank M&A activity due to regulatory uncertainty

•      Announced and received regulatory approval for National Penn acquisition (expected to close April 1, 2016)

•      Efficient use of capital by investing in strategic M&A transactions that will enhance future earnings

•      Continued to improve risk governance framework, including capital and liquidity management

•      Continued to invest in critical infrastructure projects, including cyber-security preparedness and new general ledger and commercial lending systems

Corporate Performance

We’ve been able to grow as a company without sacrificing our vision, mission and values. We remain dedicated to creating superior long-term economic rewards for our shareholders. This can be seen in our peer-leading dividend yields and net interest margins. We remain committed to paying healthy dividends to our shareholders, while net interest income constitutes the primary source of our revenue.

Compensation Highlights

Our executive compensation philosophy is based upon providing performance incentives to executive management to generate returns while maintaining a prudent risk management culture. Features of our compensation program include:

•      Compensation and reward systems that are designed to support and drive our long-term strategic goals and produce positive business results;

•      A pay-for-performance culture that, for target compensation in 2015, tied more than 86% of our CEO’s compensation and more than 79% of our other NEOs’ compensation directly to our performance, resulting in only a small percentage of compensation being fixed from year to year;

•     Objective performance metrics (EPS, ROA and ROCE) that tie to the financial health and stability of our company;

•     Prudent oversight by our Compensation Committee, which may adjust payouts downward for negative risk outcomes, based upon a risk scorecard analysis; and

•      Awards that feature a broad-reaching clawback policy.

Assuring that we appropriately match executive compensation to our performance and to the long-term interests of our shareholders is extremely important to our CEO, Compensation Committee and the entire Board of Directors at BB&T. We encourage you to read our Compensation Discussion and Analysis, beginning on page 35 to learn more about out compensation programs.

2    BB&T Corporation | 2016 Proxy Statement

Proxy Statement Summary

Notable Awards and Achievements

We are extremely proud of our accomplishments over the past year. Our associates work hard to build a “best in class” organization and in 2015 their efforts were recognized in the following ways:

•      American Banker magazine named CEO Kelly S. King banker of the year for 2015 and SNL Financial named him one of its “Most Influential” in banking in 2015 & 2014.

•      Bloomberg Markets magazine rated BB&T as one of the top 15 strongest banks in the world and one of the three strongest in the United States.

•      Our merger with Susquehanna Bancshares was named the “M&A Deal of the Year (over $1B to $5B)” by The M&A Advisor.

•      In our 7th annual Lighthouse Project in 2015, BB&T associates completed more than 1,000 community service projects, provided 57,000 volunteer hours, and helped change the lives of more than 1.7 million people.

Corporate Governance Highlights

Our Board of Directors believes that maintaining a strong corporate governance framework is essential to the continuing growth and success of BB&T. Below are several notable features of our corporate governance framework:

•	Active, Independent Board of Directors. Sixteen of our eighteen directors are independent, and our directors attended 99% of the Board and committee meetings held last year.

•	Independent Lead Director. Our Lead Director serves an important governance function by providing strong leadership for the non-management and independent directors.

•

Strategic Direction and Planning. Annually, the Board receives a detailed report on BB&T’s strategic plan, goals and initiatives for the upcoming year and beyond with a view towards providing oversight, guidance and direction as to BB&T’s long-term strategy.

•

New Compensation Consultant. As part of its responsibilities in maintaining strong governance practices in managing our compensation program, last year the Compensation Committee retained a new independent compensation consultant, Meridian Compensation Partners, to obtain a fresh perspective on our program.

•

Stock Ownership Guidelines. By requiring our CEO and directors to own stock equal to 5x their salary or annual retainer, as applicable, we effectively align their interests to those of our shareholders.

•	Pledging/Hedging of Shares. To reduce conflicts of interest, we have strong restrictions against pledging and hedging of our common stock by directors and Executive Management members.

•	Risk Oversight, Risk Aware Culture. We have developed a robust risk management organization with the purpose of providing independent oversight of our risk-taking activities.

•	Majority Voting for Director Elections. All director nominees in uncontested elections must be elected by an affirmative vote of the majority of votes cast.

•

Clawbacks and Executive Risk Scorecard. We make all awards (cash and equity) subject to recoupment and also may utilize our executive risk scorecard to adjust incentive compensation for negative risk outcomes.

•	Statement of Political Activity. We publish on our website a Statement of Political Activity, which describes our oversight process for political contributions and political activity.

•	Board Committees. We have five board committees, as indicated in the table below. Each committee has a written charter adopted by the Board that can be found on our website at www.bbt.com.

BB&T Corporation | 2016 Proxy Statement    3

Proxy Statement Summary

BB&T BOARD OF DIRECTORS AND COMMITTEES

	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive	Risk
Jennifer S. Banner±
K. David Boyer, Jr.
Anna R. Cablik**
James A. Faulkner***
I. Patricia Henry
Eric C. Kendrick**
Kelly S. King†
Louis B. Lynn, Ph.D.
Edward C. Milligan**
Charles A. Patton
Nido R. Qubein
William J. Reuter
Tollie W. Rich, Jr.**
Christine Sears
Thomas E. Skains
Thomas N. Thompson
Edwin H. Welch, Ph.D.
Stephen T. WilliamsA

†	Chairman of the Board of Directors
±	Independent Lead Director
Member
Chair
A	Designated as the “Audit Committee Financial Expert”
**	Serves on the Trust Committee of Branch Banking and Trust Company
***	Chairman of the Trust Committee of Branch Banking and Trust Company

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Proposal 1—Election of Directors

PROPOSAL 1—ELECTION OF DIRECTORS

We are asking you to reelect each of the eighteen director nominees listed below to continue serving on our Board of Directors for a one-year term expiring at the Annual Meeting of Shareholders in 2017. Each director nominee will require the affirmative vote of the majority of votes cast to be elected.

A properly executed proxy marked “FOR” any one of the eighteen nominees for director will be voted for each nominee indicated. A properly executed proxy marked ‘AGAINST” a nominee will be voted against that nominee for director. Marking the proxy card “ABSTAIN” for any of the nominees will have no effect on the vote.

Although our Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees occurs, it is intended that shares of BB&T common stock represented by proxies will be voted for the election of a substitute nominee, designated by the Board, or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of our common stock do not have cumulative voting rights in the election of directors.

The membership of our Board of Directors includes all of the board members of Branch Banking and Trust Company (our banking subsidiary), and vice-versa, resulting in the two boards having identical memberships. Matching the membership of these two boards provides for transparency and information sharing between both boards, which allows for better risk management, provides for administrative efficiencies, and takes advantage of the talent and experience provided by the members of each board. This structure is also in line with that of many of the financial services companies found in our Peer Group.

A candidate for election as a director of BB&T is nominated based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to our business, his or her experience in risk management, and the willingness to make the commitment of time and effort required of a BB&T director over an extended period of time. Sound judgment and community leadership are important characteristics that members of our Board of Directors should possess. Each of our nominees has been identified as possessing good business acumen, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Each nominee also brings a strong and unique background and set of skills to our Board of Directors, providing our Board with competence and experience in a wide variety of areas.

A Word of Appreciation

We would like to offer a word of thanks to directors Ronald E. Deal and John P. Howe III, M.D., who retired from our Board of Directors effective December 31, 2015. Mr. Deal has been a BB&T director since 1986, guiding BB&T through its transformation from a local North Carolina bank into one of the largest financial services institutions in the nation. Dr. Howe has been a BB&T director since 2005, and his leadership has been instrumental in executing the company’s vision and mission in the face of meaningful obstacles during one of the most pivotal periods of the company’s history.

We thank Mr. Deal and Dr. Howe for their many valuable contributions to BB&T, and we wish them well in their future endeavors.

BB&T Corporation | 2016 Proxy Statement    5

Proposal 1—Election of Directors

Director Commitment and Skills

COMMITMENT TO BB&T

We are proud of our directors’ devotion to BB&T. Our Board invests a substantial amount of time, effort, and energy in planning and executing our vision, mission and values. While each Board member has other professional commitments, no Board member is part of more than one other publicly-traded company Board. We believe that this commitment to BB&T helps promote our vision to become “the Best of the Best.” The following skills matrix shows the diverse range of expertise our directors provide to BB&T.

DIRECTOR SKILLS
	Qualifications			Experience
	Executive Leadership	Public Company Director	Audit Committee Financial Expert Qualified(1)	Accounting	Academia	Corporate Governance and Supervision	Financial Services
Jennifer S. Banner
K. David Boyer, Jr.
Anna R. Cablik
James A. Faulkner
I. Patricia Henry
Eric C. Kendrick
Kelly S. King
Louis B. Lynn, Ph.D.
Edward C. Milligan
Charles A. Patton
Nido R. Qubein
William J. Reuter
Tollie W. Rich, Jr.
Christine Sears
Thomas E. Skains
Thomas N. Thompson
Edwin H. Welch, Ph.D.
Stephen T. Williams

(1)	Indicates directors who meet the criteria as an “Audit Committee Financial Expert’’ under applicable SEC rules. Stephen T. Williams has been designated by the Board of Directors as its Audit Committee Financial Expert.

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Proposal 1—Election of Directors

Nominees for Election as Directors for a One-Year Term Expiring in 2017

The names of the nominees for election to our Board of Directors, their principal occupations, and certain other information with respect to each nominee is set forth below.

Jennifer S. Banner Knoxville, TN

Lead Director Age: 56 Tenure: BB&T since 2003 Branch Bank since 2013 Board Committees: Executive Risk Public Company Directorship: Communications Sales & Leasing, Inc.

Ms. Banner has served as President and Chief Executive Officer of SchaadSource, LLC (a financial and administrative services company) since 2006, Chief Executive Officer of Schaad Companies, LLC (a diversified holding company) since 2008 and Chief Executive Officer of Schaad Family Office, LLC (a diversified holding company) since 2012.

Ms. Banner brings to BB&T experience as a Chief Executive Officer and skills in public accounting, as well as financial services, corporate governance and risk management experience from her prior service on the boards of directors of First Vantage Bank and First Virginia Banks, Inc. She has served for the past six years as a director of the Federal Reserve Bank of Atlanta (Nashville Branch) where she received formal training in monetary policy, the banking system and macroeconomics. In addition, Ms. Banner has experience with community-oriented organizations, construction, real estate development, and serves as a director and chair of the audit committee of Communications Sales & Leasing, Inc., a real estate investment trust in the communications infrastructure space. Ms. Banner qualifies as an “audit committee financial expert” under SEC guidelines.

Qualifications and Experience:

Executive leadership, public company director, audit committee financial expert qualified, accounting, corporate governance and supervision, financial services

K. David Boyer, Jr. Oakton, VA

Age: 64 Tenure: BB&T since 2009 Branch Bank since 2013 Board Committees: Executive Risk

Mr. Boyer has served as Chief Executive Officer of GlobalWatch Technologies, Inc. (a business intelligence, cybersecurity, information assurance, governance and compliance firm) since 2004. Mr. Boyer also has served as a director of Virginia Community Development Corporation (a tax credit fund manager supporting economic development in Richmond) since 2009 and as a Treasury Board Member for the Commonwealth of Virginia from 2002-2013.

Prior to his election to the BB&T Board, Mr. Boyer served for over 11 years on Branch Bank’s local advisory board in Washington, D.C. This experience provided Mr. Boyer with a thorough understanding of BB&T’s banking organization and its values and culture. Mr. Boyer has extensive experience with risk management, accounting and finance, as well as information technology services, information management, information assurance and anti-terrorism assistance services, and brings skills related to this experience to the BB&T Board.

Qualifications and Experience:

Executive leadership, accounting, corporate governance and supervision

BB&T Corporation | 2016 Proxy Statement    7

Proposal 1—Election of Directors

Anna R. Cablik Marietta, GA

Age: 63 Tenure: BB&T since 2004 Branch Bank since 2013 Board Committees: Nominating and Corporate Governance (Chair) Compensation Public Company Directorship: Georgia Power Company

Ms. Cablik has served as the President of Anasteel & Supply Company, LLC (a reinforcing steel fabricator) since 1994 and as President of Anatek, Inc. (a general contractor) since 1982. She is also a member of the Trust Committee for the Branch Bank board.

Ms. Cablik brings entrepreneurial and business-building skills and experience to BB&T, having successfully founded and grown several businesses. Her extensive career managing a diverse portfolio of projects provides risk assessment skills and experience to the BB&T Board. Additionally, as the owner and operator of a company, Ms. Cablik has over 30 years of experience overseeing the preparation of financial statements and the review of accounting matters.

Qualifications and Experience:

Executive leadership, public company director, accounting, corporate governance and supervision

James A. Faulkner Dahlonega, GA

Age: 71 Tenure: BB&T since 2013 Branch Bank since 2000 Board Committees: Audit

Mr. Faulkner is currently retired and previously served as a consultant to Branch Bank from 2000 through 2011.

Mr. Faulkner brings to BB&T significant financial services leadership, oversight and expertise stemming from his distinguished 49-year career in commercial banking, including serving as the top executive of Century South Banks from 1997 until it merged with BB&T in 2000. He has served as a director of four different public companies over a 25+ year period, providing him with meaningful corporate governance perspective and experience. Mr. Faulkner’s long tenure on the Branch Bank board, where he is the Chairman of the Trust Committee, and his extensive service as a bank executive affords him valuable insight as to BB&T’s banking operations and its vision, mission, values and culture. Mr. Faulkner qualifies as an “audit committee financial expert” under SEC guidelines.

Qualifications and Experience:

Executive leadership, audit committee financial expert qualified, corporate governance and supervision, financial services

8    BB&T Corporation | 2016 Proxy Statement

Proposal 1—Election of Directors

I. Patricia Henry Stone Mountain, GA

Age: 68 Tenure: BB&T since 2013 Branch Bank since 1999 Board Committees: Audit

Ms. Henry is currently retired and previously was the Director of Strategic Projects for Miller Brewing from 2005 to 2008.

Ms. Henry brings extensive risk management, strategic planning and organizational development experience and skills to the BB&T Board. At Miller Brewing, Ms. Henry became the first woman to hold a lead management position at a major U.S. brewery when she was named Plant Manager of the Eden, North Carolina facility in 1995. In addition, Ms. Henry’s operational business background allows her to bring the perspective of a commercial client into BB&T’s boardroom. Her institutional knowledge and longstanding Branch Bank board service further qualify her to serve as a member of the BB&T Board.

Qualifications and Experience:

Executive leadership, corporate governance and supervision

Eric C. Kendrick Arlington, VA

Age: 69 Tenure: BB&T since 2013 Branch Bank since 2003 Board Committees: Compensation Nominating and Corporate Governance

Mr. Kendrick has served as the President of Mereck Associates, Inc. (a real estate management and development firm) since 1989. He is also President of Old Dominion Warehouse Corporation (a warehouse leasing and development firm) since 1991, President of Upton Corporation (a commercial property development company) since 1991, and President of Murteck Construction Company, Inc. (a general contractor) since 1991.

Mr. Kendrick brings to BB&T significant financial services industry experience and corporate governance perspective from his service on the boards of First Virginia Banks, Inc., where he served as a director from 1986 until it merged with BB&T in 2003, and Branch Bank, where he has served as director since 2003 and is currently a member of the Trust Committee. As a successful business leader, Mr. Kendrick also brings to the BB&T Board a high level of business acumen, as well as significant experience and valuable perspective from the construction and real estate development industries.

Qualifications and Experience:

Executive leadership, corporate governance and supervision, financial services

BB&T Corporation | 2016 Proxy Statement    9

Proposal 1—Election of Directors

Kelly S. King Winston-Salem, NC

Age: 67 Tenure: BB&T since 2008 Branch Bank since 1995 Board Committees: Executive Risk

Mr. King has served as Chairman of BB&T since 2010; President and Chief Executive Officer of BB&T and Chairman and Chief Executive Officer of Branch Bank since 2009; and Chief Operating Officer of BB&T and Branch Bank from 2004-2008.

Mr. King has forged a lifetime of leadership experience with BB&T, devoting 32 of his 43 years of service to BB&T as a member of Executive Management. He has assumed leadership roles in commercial and retail banking, operations, insurance, corporate financial services, investment services and capital markets.

Mr. King is credited with leading BB&T to continued profitability and financial stability through the economic downturn beginning in 2008. His unwavering commitment to the company’s vision, mission and values has led to a nationally recognized associate volunteer program, called the Lighthouse Project.

Mr. King has served as the Fifth District representative on the Federal Advisory Council of the Board of Governors of the Federal Reserve System since January 2013 and currently serves as President of the Federal Advisory Council. He has been a member of the Financial Services Roundtable since 2010 and he previously served on the Board of the Federal Reserve Bank of Richmond from 2009 to 2011. Mr. King has also served as Chairman of the North Carolina Bankers Association board and as Vice Chairman of the American Bankers Council.

Mr. King was named the Banker of the Year for 2015 by American Banker magazine. His leadership steered the successful completion of our 2015 acquisition of Susquehanna Bancshares—a transaction that was named M&A Deal of the Year (Over $1B to $5B) by The M&A Advisor. Mr. King was named by SNL Financial as one of its “Most Influential” in banking in 2015 & 2014. In 2011, he was ranked #3 “Best CEO” by sell-side analysts in a study by Institutional Investor magazine. Since 2009, BB&T has led all U.S. banks in total awards for small business and middle market banking by Greenwich Associates. In 2015, BB&T was named by Forbes as one of America’s Best Banks.

Qualifications and Experience:

Executive leadership, accounting, corporate governance and supervision, financial services

10    BB&T Corporation | 2016 Proxy Statement

Proposal 1—Election of Directors

Louis B. Lynn, Ph.D. Columbia, SC

Age: 67 Tenure: BB&T since 2013 Branch Bank since 2006 Board Committees: Compensation Nominating and Corporate Governance

Dr. Lynn has served as the President and Chief Executive Officer of ENVIRO AgScience, Inc. (a defense contractor and provider of construction, construction management, and landscape and design services) since founding the firm in 1985.

Dr. Lynn possesses valuable oversight skills and experiences gained in serving as the top executive of ENVIRO AgScience. He also brings to the BB&T Board government and private sector design and construction experience of sustainable energy efficient facilities. Dr. Lynn serves as an Adjunct Professor of Horticulture at Clemson University and has served on a number of boards and commissions relating to agriculture, higher education and business leadership. His familiarity with modern agriculture science and agribusiness imparts an important perspective to the Board, as does his service in the field of higher education.

Qualifications and Experience:

Executive leadership, academia, corporate governance and supervision

Edward C. Milligan Marietta, GA

Age: 71 Tenure: BB&T since 2013 Branch Bank since 2007 Board Committees: Audit

Mr. Milligan is currently retired, but his distinguished career in banking spans over four decades, beginning in 1967 at First National Bank of Atlanta, and moving up the ranks in a variety of leadership roles and management positions at several institutions, until he ultimately became the Chairman of Main Street Banks, Inc., which merged with BB&T in 2006. Mr. Milligan’s extensive experience in the financial services industry brings to BB&T a substantial banking skill set, including significant experience with respect to risk management, operations and credit quality. Mr. Milligan qualifies as an “audit committee financial expert” under SEC guidelines. Mr. Milligan’s longstanding board service at Main Street Banks and Branch Bank, where he currently serves as a member of its Trust Committee, imparts corporate governance and supervisory skills.

Qualifications and Experience:

Executive leadership, audit committee financial expert qualified, corporate governance and supervision, financial services

BB&T Corporation | 2016 Proxy Statement    11

Proposal 1—Election of Directors

Charles A. Patton Hopewell, VA

Age: 59 Tenure: BB&T since 2013 Branch Bank since 1998 Board Committees: Executive Risk (Chair)

Mr. Patton has served as a consultant and manager of Patton Holdings, LLC (a real estate holding company) since 2007 and manager of PATCO Investments, LLC (emphasizing specialty lending and equity participations) since 1998.

Over the course of his extensive banking career, Mr. Patton has served in a variety of leadership positions, including as the President and Chief Executive Officer of Virginia First Savings Bank. As the top executive of Virginia First, he gained leadership, oversight and risk management skills, as well as financial industry and banking operations expertise, which are valuable as a director of BB&T. His long tenure on the Branch Bank board has imparted him with significant institutional knowledge about BB&T, while also providing corporate governance expertise. Mr. Patton also is a leader in his community, holding leadership positions in a variety of social and civic organizations in the Richmond, Virginia area.

Qualifications and Experience:

Executive leadership, corporate governance and supervision, financial services

Nido R. Qubein High Point, NC

Age: 67 Tenure: BB&T since 1990 Branch Bank since 2013 Board Committees: Executive Risk Public Company Directorship: La-Z-Boy Incorporated

Dr. Qubein, has been a BB&T director since 1990 and a Branch Bank director since 2013. He has served as President of High Point University since 2005 where he transformed the institution from a small college to a thriving university. He is also Chairman of Great Harvest Bread Company (a whole grain bread bakery franchising company) since 2001.

Dr. Qubein has written a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the country on how to position their enterprises and create successful leadership programs. He is a business coach to CEOs and top executives. During his tenure on the BB&T Board, he has provided key leadership and made important contributions to the development and successful execution of BB&T’s strategy to be the “best of the best.” His many entrepreneurial ventures and service on more than 30 volunteer boards over the course of his career contribute governance and community service skills and experience to BB&T. He has been recognized nationally for his entrepreneurial and professional achievements including his induction in three halls of fame, receiving the University of Delaware’s Siegfried Entrepreneurship Award, membership in the Horatio Alger Association for Distinguished Americans with such notable leaders like Starbuck’s Howard Schultz and General Colin Powell.

Qualifications and Experience:

Executive leadership, public company director, academia, corporate governance and supervision

12    BB&T Corporation | 2016 Proxy Statement

Proposal 1—Election of Directors

William J. Reuter Lititz, PA

Age: 66 Tenure: BB&T since 2015 Branch Bank since 2015 Board Committees: Executive Risk

Mr. Reuter is the retired Chairman and Chief Executive Officer of Susquehanna Bancshares, Inc., having served as Chairman from May 2002 until the merger of the company with BB&T Corporation. He was also Chairman of the Board of its banking subsidiary, Susquehanna Bank, as well as the following subsidiaries: Boston Service Company, Inc. (d/b/a Hann Financial Service Corp.), Valley Forge Asset Management, LLC, The Addis Group, LLC; Stratton Management Company and Semper Trust Company.

He started his career with Susquehanna in 1973, when he joined one of its predecessor banks in Maryland. Mr. Reuter’s 35+ years in leadership roles within the banking industry, his experience as the CEO and Chairman of a large, publicly traded financial services organization and his risk management skill and expertise qualify him to serve as a member of our Board. Mr. Reuter joined our Board in August 2015 as a part of the Susquehanna merger. Mr. Reuter also qualifies as an “audit committee financial expert” under SEC guidelines. Mr. Reuter has held leadership roles in numerous community organizations throughout his career, including serving as campaign chairman for United Way campaigns in both Hagerstown, MD, and Lancaster, PA.

Qualifications and Experience:

Executive leadership, corporate governance and supervision, financial services

Tollie W. Rich, Jr. Cape Coral, FL

Age: 66 Tenure: BB&T since 2013 Branch Bank since 2007 Board Committees: Audit

Mr. Rich brings valuable perspective to the BB&T Board by combining financial industry expertise with significant corporate governance and supervisory expertise. His banking career spanned over 30 years, culminating with his service as the Executive Vice President, Chief Operating Officer and a director of Life Savings Bank, FSB, which merged with Branch Bank in 1998, and subsequent service as a senior banking executive at Branch Bank, retiring in 2000. His extensive banking experience affords a deep understanding of operations and management, while his tenure on the Branch Bank board provides experience on corporate governance matters. Mr. Rich has a longstanding involvement with charitable and community organizations and presently utilizes his leadership skills on various civic and business association boards. He currently serves as a member of the Trust Committee of the Branch Bank Board.

Qualifications and Experience:

Executive leadership, corporate governance and supervision, financial services

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Proposal 1—Election of Directors

Christine Sears Harrisburg, PA

Age: 60 Tenure: BB&T since 2015 Branch Bank since 2015 Board Committees: Audit

Ms. Sears has served as the President and Chief Executive Officer of Penn National Insurance since January 1, 2015. Prior to being appointed Penn National’s President and Chief Executive Officer, Ms. Sears served as Penn National’s Executive Vice President and Chief Operating Officer since 2010 after serving as Penn National’s Chief Financial Officer from 1999 to 2010.

Ms. Sears joined Penn National in 1980 as a financial analyst and held various positions of increasing leadership in the company prior to being named the President and Chief Executive Officer. Her deep understanding of the insurance industry is very valuable to our Board of Directors as BB&T’s insurance operations are our largest source of non-interest income. Ms. Sears joined our Board in August 2015 as a part of the Susquehanna merger. Ms. Sears qualifies as an “audit committee financial expert” under SEC guidelines.

Ms. Sears is a Certified Public Accountant, holds the Chartered Property Casualty Underwriter designation from the American Institute for Chartered Property Casualty Underwriters, and has completed the Insurance Executive Development Course of the Wharton School of Business at the University of Pennsylvania.

Qualifications and Experience:

Executive leadership, audit committee financial expert qualified, accounting, corporate governance and supervision, financial services

Thomas E. Skains Charlotte, NC

Age: 59 Tenure: BB&T since 2009 Branch Bank since 2013 Board Committees: Executive (Chair) Risk Public Company Directorship: Piedmont Natural Gas Company, Inc.

Mr. Skains has served as Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. since 2003.

Mr. Skains brings extensive leadership and strategic planning experience to BB&T through his experience leading a major natural gas utility in the Southeast. Mr. Skains also brings a wealth of corporate governance and risk management expertise gained through his role as the Chairman of the Board of Piedmont Natural Gas, a publicly traded corporation. His experience in the highly regulated natural gas industry is especially valuable given the high degree of regulation in the financial services industry. Mr. Skains also has served on a wide variety of boards for prominent civic and business associations, providing him with extensive community relations experience.

Qualifications and Experience:

Executive leadership, public company director, corporate governance and supervision

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Proposal 1—Election of Directors

Thomas Thompson Owensboro, KY

Age: 67 Tenure: BB&T since 2008 Branch Bank since 2013 Board Committees: Compensation Nominating and Corporate Governance

Mr. Thompson has served as President of Thompson Homes, Inc. (a home builder) since 1978 and as a member of the Kentucky House of Representatives since 2003.

As a member of the Kentucky legislature, including serving as the Chairman of the House Banking and Insurance Committee, Mr. Thompson provides BB&T with a unique perspective on risk management and the regulation of the financial services industry. Mr. Thompson also brings governance and community service skills and experience to the BB&T Board, having served as a director of various educational and community organizations.

Qualifications and Experience:

Executive leadership, corporate governance and supervision, financial services

Edwin H. Welch, Ph.D. Charleston, WV

Age: 71 Tenure: BB&T since 2011 Branch Bank since 2013 Board Committees: Compensation (Chair) Nominating and Corporate Governance

Dr. Welch has served as President of the University of Charleston since 1989, and he joined BB&T’s Board after 11 years on Branch Bank’s local advisory board in Charleston, West Virginia.

He brings his vast knowledge of economics, political science and education to the BB&T Board. He understands the need for an organization to grow and evolve, as well as the related challenges in implementing such growth. As President of the University of Charleston, he has led the institution through unprecedented growth and fundraising, doubling full-time student enrollment, redefining the university’s mission, transforming its academic program and adding graduate schools of pharmacy and business. Dr. Welch also led the creation of a central administrative computing company, Independent College Enterprise, Inc., which serves eight colleges and universities. In 2006, he received the inaugural Charles L. Foreman Award for Innovation in Private Higher Education from the Foundation for Independent Higher Education. Dr. Welch was given the 2007 YMCA Spirit of the Valley Award in recognition of his exemplary community service.

Qualifications and Experience:

Executive leadership, academia, corporate governance and supervision

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Proposal 1—Election of Directors

Stephen T. Williams Winston-Salem, NC

Age: 56 Tenure: BB&T since 2007 Branch Bank since 2013 Board Committees: Audit (Chair)

Mr. Williams has served as a consultant and manager of Williams Development Group, LLC (a real estate development company) since August 2013. He has served as President of A.T. Williams Oil Company (a family investment company) since 1995 and served as President and Chief Executive Officer of WilcoHess, LLC (an operator of gas stations, convenience stores, restaurants and travel centers) from 2001 through January 2014.

In addition to the management and oversight skills and experiences gained in serving as the top executive of A.T. Williams Oil Company and WilcoHess, Mr. Williams has a unique perspective on the needs of customers within BB&T’s footprint through his experience with the daily operations of a chain of over 400 gas stations, convenience stores, restaurants and travel centers in Alabama, Georgia, Tennessee, Virginia, Pennsylvania, and the Carolinas. In addition, Mr. Williams has gained experience in building ties between business and the local community through his involvement with community-oriented organizations such as the Winston-Salem Alliance. Mr. Williams qualifies as an “audit committee financial expert” under SEC guidelines.

Qualifications and Experience:

Executive leadership, audit committee financial expert, corporate governance and supervision

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

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Corporate Governance Matters

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews BB&T’s corporate governance policies, practices and procedures to see that we meet or exceed the requirements of applicable laws, regulations and rules. Our ultimate purpose is to create a strong, sound, and profitable financial services company with long-term growth and value for its shareholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, Board responsibilities, role of the independent Lead Director, retirement, meetings of non-management directors, and Board compensation. A link to our Corporate Governance Guidelines can be found in the section below entitled “Corporate Governance Materials.”

Director Independence

In determining director independence, our Board considers the New York Stock Exchange’s (“NYSE”) bright-line independence criteria. Consistent with NYSE rules, our Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with BB&T, including the potential for conflicts of interest, when determining director independence. To assist it in making independence determinations, our Board of Directors has adopted categorical standards which are contained in our Corporate Governance Guidelines. These director nomination and qualification standards reflect, among other items, the NYSE independence requirements, other applicable laws and regulations related to director independence, and address certain relationships that the Board has determined do not affect a director’s independence.

To assist our Board in its determination of director independence, the Nominating and Corporate Governance Committee annually evaluates each prospective and incumbent director using the foregoing standards and such other factors as the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each such person. As a part of this evaluation process, the Nominating and Corporate Governance Committee considers each director’s occupation, other publicly held company directorships, personal and affiliate loan and non-loan transactions with BB&T and its subsidiaries, certain charitable contributions, relationships considered by the Nominating and Corporate Governance Committee in accordance with our Related Person Transactions Policy and Procedures, and other relevant direct and indirect relationships that may affect the prospective or incumbent director’s independence. Banking relationships with BB&T or any of its subsidiaries (including deposit, investment, lending and fiduciary) that are conducted in the ordinary course of business on substantially the same terms and conditions as otherwise available to nonaffiliated customers for comparable transactions are not considered material in determining independence.

After duly considering all such information, our Board of Directors has affirmatively determined that of the eighteen members of the Board, the following sixteen directors have no disqualifying material relationships with BB&T or its subsidiaries and are independent: Messrs. Boyer, Faulkner, Kendrick, Lynn, Milligan, Patton, Reuter, Rich, Skains, Thompson, Welch and Williams, and Mmes. Banner, Cablik, Henry and Sears. The following two directors were deemed not independent due to certain disqualifying relationships with BB&T: Messrs. King and Qubein.

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Corporate Governance Matters

In assessing the independence of Thomas Skains, the Board considered his occupation as the Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. Branch Bank paid Piedmont Natural Gas approximately $228,000 in 2015, $280,000 in 2014 and $247,000 in 2013 for natural gas. Under Securities and Exchange Commission (“SEC”) rules, these transactions do not constitute Related Person Transactions because they involve the rendering of services by a public utility, at rates or charges fixed in conformity with law or governmental authority.

Board Composition

Our Board currently consists of eighteen directors. While that number of Board members is greater than the number we have maintained historically, we believe the Board’s current size provides us with certain advantages. Over the last several years, financial institutions have faced increased regulatory and economic pressure. This has led to additional demands resulting in a greater time commitment on the part of our directors and executive officers. In response, we have expanded the number of Board committees and increased the responsibilities of each committee. The relatively large size of our Board has proved to be an advantage when assigning an appropriate number of members to each committee in order to properly analyze and respond to increasingly complex developments, whether regulatory, economic, or otherwise. The larger Board and committee size also allows for more effective challenge to proposals from management and directors and increases the diversity of views available to consider. In addition, the number of independent directors aids in maintaining the requisite independence standards of the Audit, Compensation, and Nominating and Corporate Governance committees. The Board believes that its current size and structure enables each director to effectively represent the interests of BB&T’s shareholders.

Board Leadership Structure

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Our Board of Directors is led by the Chairman. Under our bylaws, the Chairman is elected by the Board and presides over each Board meeting and performs such other duties as may be incident to the office of Chairman. BB&T’s bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. BB&T’s Chairman and/or Chief Executive Officer is not permitted to serve as a member of any standing Board committee, other than the Executive Committee and the Risk Committee. BB&T’s Corporate Governance Guidelines provide that when the position of Chairman of the Board is not held by an independent director, the Board will appoint an independent Lead Director.

It is the Board’s current belief that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of BB&T and our shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles provides the following advantages to us:

•	our Chief Executive Officer is the director most familiar with BB&T’s business and industry and is best situated to lead discussions on important matters affecting the business of BB&T;

•	combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	combining the roles of Chief Executive Officer and Chairman contributes to a more efficient and effective Board and does not undermine the independence of the Board.

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INDEPENDENT LEAD DIRECTOR

The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of BB&T. The Lead Director serves a two-year term, subject to election to the Board each year by our shareholders, and may serve for one subsequent one-year term at the discretion of the Board. As enumerated in our Corporate Governance Guidelines, several of the Lead Director’s specific responsibilities are to:

•	organize and preside over executive sessions;

•	preside at all Board meetings at which the Chairman is not present (including executive sessions);

•	take responsibility for feedback to/engagement with the Chief Executive Officer on executive sessions;

•	suggest matters and issues for inclusion on the Board agenda;

•	work with the Chairman and committee chairs to ensure that there is sufficient time for discussion of all agenda items; and

•	facilitate teamwork and communication among the independent directors and the Chairman.

In addition, if the Chairman of the Board should be unable to continue his or her responsibilities due to death, disability or other event, then the Lead Director shall call a special Board meeting within one week of the determination that the Chairman of the Board cannot continue his or her responsibilities, to elect a successor Chairman of the Board. Our Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. Jennifer S. Banner serves as the Board’s Lead Director.

EXECUTIVE SESSIONS OF THE BOARD

Our Corporate Governance Guidelines require that non-management directors meet in regular executive sessions of the Board at least three times per year and at such other times as it deems necessary or advisable. The Corporate Governance Guidelines also require independent directors to meet in executive session (without non-independent directors present) at least annually. The Lead Director presides over the non-management and independent director executive sessions.

Strategic Direction and Planning

One of the Board’s most important and vital functions is to provide oversight, guidance and direction as to BB&T’s long-term strategy. Accordingly, each January management provides to the Board a detailed report on BB&T’s strategic plan, goals and initiatives for the upcoming year and beyond. The process includes an independent risk assessment to ensure all strategic activities are consistent with the board approved risk appetite parameters. Before it is approved, the Board engages in thorough and detailed discussions and deliberations over the strategic plan. The plan also includes reporting on management’s success in executing on the prior year’s strategic plan to ensure accountability.

Board Committees, Membership and Attendance

Under our Corporate Governance Guidelines, directors are expected to attend Board meetings, meetings of assigned committees, and annual meetings of shareholders. Each director is required to be sufficiently familiar with the business of BB&T, including our strategy, financial statements, capital structure, business risks and competition, to facilitate active and effective participation in such meetings. During 2015, the full Board of Directors held ten meetings. Each of the directors attended more than 75% of the Board of Directors’ meetings and assigned committee meetings held in 2015 during the period for which he or she has been a director. All of our directors serving at that time attended the Annual Meeting of Shareholders in 2015, with the exception of one director, who could not attend due to health-related reasons.

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Corporate Governance Matters

Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE (including the specific SEC and NYSE independence requirements for audit committee members and the specific NYSE independence requirements for compensation committee members) and BB&T’s Corporate Governance Guidelines. See “Director Independence” above.

It is also anticipated that the Board committees will perform additional duties that are not specifically set out in their respective charters as may be necessary or advisable in order for us to comply with certain laws, regulations or corporate governance standards, as the same may be adopted, amended or revised from time to time. The current members of each committee, the principal functions of each committee and the number of meetings held in 2015 are shown below. Please refer to “Corporate Governance Materials” below for the location of the committee charters.

Audit Committee

Stephen T. Williams Chair Met 8 Times in 2015

Committee Members:

James A. Faulkner, I. Patricia Henry, Edward C. Milligan, Tollie W. Rich, Jr., Christine Sears

•    Assists the Board in its oversight of the integrity of our financial statements and disclosures.

•   Assists in oversight of BB&T’s internal control processes.

•    Monitors financial risks and exposures and reviews with management and the auditors the steps management has taken to monitor, minimize or control such risks or exposures.

•    Responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•    Evaluates the qualifications, performance and independence of, the independent registered public accounting firm.

•   Oversees BB&T’s internal audit function and receives regular reports from the internal auditor.

Compensation Committee

Edwin H. Welch Chair Met 9 Times in 2015

Committee Members:

Anna R. Cablik, Eric C. Kendrick, Louis B. Lynn, Thomas N. Thompson

•    Manages the duties of the Board related to executive compensation.

•   Reviews and approves BB&T’s compensation philosophy and practices.

•    Determines the compensation of the CEO and the highest levels of BB&T management.

•   Recommends Board compensation and benefits for directors.

•    Engages an independent compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes, short-term and long-term incentive compensation plans, and related compensation matters.

•   Oversees risk management with respect to the design and administration of material incentive compensation arrangements.

•    Responsible for oversight and review of our compensation and benefit plans, including administering our executive incentive programs.

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Corporate Governance Matters

Executive Committee

Thomas E. Skains Chair Met 2 Times in 2015

Committee Members:

Jennifer S. Banner, K. David Boyer, Jr., Kelly S. King, Charles A. Patton, Nido R. Qubein, William J. Reuter

•    Authorized to exercise all powers and authority of the Board in management of the business and affairs of the Corporation between Board meetings.

Nominating and Corporate Governance Committee

Anna R. Cablik Chair Met 6 Times in 2015

Committee Members:

Eric C. Kendrick, Louis B. Lynn, Thomas N. Thompson, Edwin H. Welch

•    Reviews and recommends the composition and structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis.

•    Considers the performance of incumbent directors in determining nominations for re-election.

•   Identifies and reviews qualified candidates for election as directors.

•    Administers BB&T’s Related Person Transactions Policy and Procedures.

•   Oversees annual self-assessments for board members.

•    Oversees Board Committee composition and executive management succession planning processes.

Risk Committee

Charles A. Patton Chair Met 11 Times in 2015

Committee Members:

Jennifer S. Banner, K. David Boyer, Jr., Kelly S. King, Nido R. Qubein, William J. Reuter, Thomas E. Skains

•    Reviews processes for identifying, assessing, monitoring and managing regulatory, credit, liquidity, market, operational, reputational and strategic risks.

•    Assesses the adequacy of BB&T’s risk management policies and procedures.

•   Receives periodic reports on our risks, approves BB&T’s risk management framework and periodically reviews and evaluates the adequacy and effectiveness of the risk management framework.

•   Discusses with management, including the Chief Risk Officer, our major risk exposures and reviews the steps management has taken to identify, monitor and control such exposures.

•   Approves statements defining BB&T’s risk appetite, monitors our risk profile and provides input to management regarding our risk appetite and risk profile.

•    Oversees management’s implementation and management of, and conformance with, BB&T’s significant risk management policies, procedures, limits and tolerances.

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Corporate Governance Matters

Majority Voting and Director Resignation Policy

Our articles of incorporation generally require each director to be elected by the majority of the votes cast at a meeting of shareholders. Under the current Director Resignation Policy, any director nominee who receives a greater number of votes “withhold” than votes “for” such election shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board whether to accept, reject or otherwise act with respect to such resignation. The Board will act on the Committee’s recommendation within 130 days following certification of the shareholder vote and will publicly disclose its decision within this 130-day timeframe. A director whose resignation is under consideration will abstain from participating in any recommendation or decision regarding that resignation. If a director’s resignation is not accepted, the director will continue to serve for the remainder of his or her term.

Currently, pursuant to North Carolina law and our bylaws, an incumbent director who is not re-elected remains in office until the director’s successor is elected and qualified or until his or her earlier resignation or removal. Under our current majority voting standard, the Board retained its Director Resignation Policy to address this “holdover” issue, so that any director who does not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board pursuant to this Policy.

BB&T’s Culture

We are very proud of our culture at BB&T, which has been deliberately developed and consistently articulated over the last 40-plus years. In a rapidly changing and unpredictable world, we believe individuals and organizations need a clear set of fundamental principles to guide their actions. At BB&T, we know our business will, and should, experience constant change. Change is necessary for progress. In any context, our vision, mission and values, are unchanging because these principles are based on basic truths.

We are a mission-driven organization with a clearly defined set of values. We encourage our associates to have a strong sense of purpose, a high level of self-esteem and the capacity to think clearly and logically. We believe a competitive advantage is largely in the minds of our associates and their capacity to turn rational ideas into actions that help us accomplish of our mission to make the world a better place to live by:

•	Helping our clients achieve economic success and financial security;

•	Creating a place where our associates can learn, grow and be fulfilled in their work;

•	Making the communities in which we work better places to be; and

•	Thereby optimizing the long-term return to our shareholders, while providing a safe and sound investment.

We realize our vision—“to create the best financial institution possible”—by meeting our responsibilities to our clients, associates, shareholders and communities. Our 10 values represent our over-arching beliefs. Our values are consistent with one another and integrated into a sound framework of character, judgment, success and happiness. Our focus on values grows from a belief that ideas matter and that an individual’s character is of critical significance.

Executive Management continually reinforces the BB&T culture (mission, vision and values) through a quarterly video, annual regional in-person visits and other internal communication channels.

BB&T Values

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Ethics at BB&T

Ethics matter at BB&T. We believe that the ultimate success of BB&T is directly related to the extent that each one of our associates lives and works every day by adhering to our BB&T values. Our collective beliefs, behaviors, and results define our BB&T culture—a Culture of Ethics. We are keenly focused on always doing what is right in all interactions with our stakeholders—our clients, associates, senior leaders, directors, communities and shareholders. We also value and respect the opinions and insights of associates at all levels throughout the organization. Accordingly, we encourage associates to raise concerns with their managers, but we also provide other channels such as regional associate relations managers, a BB&T Ethics Hotline and our “Raise a Concern” web reporting form. We appointed a Chief Ethics Officer in 2015 in furtherance of our commitment to, and focus on ethics.

We maintain three separate Board-approved Codes of Ethics that apply to our associates, senior financial officers and Directors. BB&T’s Code of Ethics for Associates helps each of our associates understand the basic principles that govern our corporate conduct and the conduct of our associates generally. We similarly maintain a Code of Ethics for Directors, which governs the conduct of our directors generally. The Board also has adopted the Code of Ethics for Senior Financial Officers, which incorporates the Code of Ethics for Associates and also considers the importance of these individuals to our financial and regulatory reporting. For a copy of our Codes of Ethics, please refer to “Corporate Governance Materials” below. Any future waivers or substantive amendments of the Codes of Ethics applicable to our Directors and certain of our executive officers will be disclosed on our website.

Communications with the Board of Directors

Any shareholder or other interested party desiring to contact the Board of Directors or any individual director serving on the Board (including any specific non-management director or non-management directors as a group) may do so by written communication mailed to: Board of Directors, care of the Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Secretary as agent for the Board or an individually named director. Unless, in the judgment of the Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication.

Shareholder Engagement Program

Our shareholder engagement program is a formal and coherent system for building and maintaining relationships with our shareholders. Since 2009, we’ve engaged in a recurring dialogue with a number of our larger shareholders concerning corporate governance and executive compensation issues. In 2015, we expanded our shareholder engagement program and contacted 37 of our 50 largest shareholders, representing 38% of our outstanding shares. Our Compensation Committee Chair led meetings with four of our largest shareholders. We also reached out to each of the three shareholders that had submitted proposals at our 2013, 2014 and 2015 annual meetings. In addition, we met with certain of the proxy advisory firms followed by some of our largest shareholders.

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Corporate Governance Matters

The conversations centered on our executive compensation philosophy and design, including the Merger Completion Incentive Program announced last year. We also discussed corporate governance matters such as political contributions disclosure, sustainability reporting and proxy access. Overall, we received feedback that was generally supportive of our executive compensation programs and corporate governance practices. The feedback we received during these sessions was considered in our compensation decisions.

We believe that our shareholder engagement program allows Executive Management and the Board to gather information about investor concerns and make educated and deliberate decisions that are balanced and appropriate for our diverse shareholder base and in the best interests of BB&T. For additional information regarding our outreach efforts in 2015, please see “Shareholder Engagement” within our Compensation Discussion and Analysis section.

Environmental, Social, and Governance Report

We understand that it is important to our shareholders that we minimize our environmental impact, promote positive social efforts, and implement transparent governance practices. In order to emphasize our commitment to these areas, we expect to issue an annual Environmental, Social, and Governance report beginning in 2016. This publication will highlight our endeavors to act as good stewards of the natural resources entrusted to us and to promote the well-being of our associates and communities.

Statement of Political Activity

The Board of Directors oversees BB&T’s political strategy, political contributions and lobbying expenses. BB&T periodically participates in policy debates on issues to support our interests and sponsors employee political action committees, or PACs, which allow associates to voluntarily pool their financial resources to support federal and state candidates who support legislation important to us, and our shareholders, clients and communities. All PAC expenditures are a matter of public record and are available for review on the websites of the Federal Election Commission and various state election offices. It is our policy not to use corporate funds to make contributions to political candidates, political parties or committees or political committees organized for the advancement of political candidates, including Super PACs or independent expenditure committees. In response to feedback we received during our shareholder engagement program in 2013, we have posted on our website a Statement of Political Activity which describes our Board and management oversight process for political contributions and political activity by the Corporation, including the activities of our Government Affairs Group. Please refer to “Corporate Governance Materials” below for its location.

Board Skills and Training Program

The Board Skills and Training Program (the “Training Program”) provides a formal framework designed to support the directors’ performance of their responsibilities as members of the Board and Board committees. The Training Program is based on knowledge, skills and resources curricula developed for the Board and each Board committee and individual learning plans are created for each director. Courses of general application are offered to the full Board while others are tailored to the specific requirements of the various Board committees. The directors’ participation is considered by the Nominating and Corporate Governance Committee in its annual evaluation of directors’ performance.

Policy for Accounting and Legal Complaints

The Audit Committee oversees a policy that governs the reporting of (a) associate complaints regarding accounting, internal accounting controls, or auditing matters and (b) evidence of (i) a material violation by the Corporation or any of its officers, directors, associates or agents, of federal or state securities laws, (ii) a material

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breach of fiduciary duty arising under federal or state law, or (iii) a similar material violation when such evidence is obtained by an attorney authorized to appear or practice before the SEC. We have engaged an independent service provider to receive and track all such complaints. Most verified complaints are referred to BB&T’s General Counsel, who is responsible for reviewing those complaints in accordance with BB&T’s whistleblower procedures and reporting all relevant information regarding the nature of the complaint to the Audit Committee. Our General Counsel investigates or causes to be investigated all matters referred pursuant to this policy and maintains a record of such complaints that includes the tracking of the receipt of their referral, investigation and resolution. Generally, if such a complaint is raised by an attorney in our legal department, then the complaint will be referred to our Chief Executive Officer. The General Counsel (or the Chief Executive Officer, as the case may be) periodically prepares a summary report of such complaints for the Audit Committee, which oversees the consideration of all reported complaints covered by this policy. The telephone number for reporting complaints as described in this section is 800-432-1911. Please refer to “Corporate Governance Materials” below for the location of BB&T’s Accounting, Securities and Legal Violations Policy.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for selecting individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of BB&T and its shareholders.

A director candidate is nominated to stand for election based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to our business, his or her experience in risk management, and the willingness to make the commitment of time and effort required of a BB&T director over an extended period of time. A director must be “financially literate,” as defined by the Board, and should understand the intricacies of a public company. A director should possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Other factors will be taken into consideration to assure that the overall composition of our Board is appropriate, such as occupational and geographic diversity and age. An important goal is to include members with diverse backgrounds, skills, and characteristics that, taken as a whole, will help ensure a strong and effective governing body. The Nominating and Corporate Governance Committee annually assesses the effectiveness of these factors in the director selection and nomination process.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee considers candidates submitted by directors, as well as self-nominations and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be evaluated by the Nominating and Corporate Governance Committee using the Board membership criteria described above.

The Nominating and Corporate Governance Committee also will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with Article II, Section 10 of the Corporation’s bylaws and policies regarding director nominations. Shareholders may submit, in writing, the names and qualifications of potential director nominees to the Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, for delivery to the Chair of the Nominating and Corporate Governance Committee for consideration. The written notice must include the following information about the nominee: (i) the nominee’s full name and residential address; (ii) the nominee’s age; (iii) the nominee’s principal occupation(s) during the past five years; (iv) the nominee’s previous and/or current memberships on all public

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Corporate Governance Matters

company boards of directors; (v) the number and types of securities of the Corporation beneficially owned, if any, by the nominee; (vi) any agreements, understandings or arrangements between the nominee and any other person or persons with respect to the nominee’s nomination or service on the Board of Directors or the capital stock or business of BB&T; (vii) any bankruptcy filings of the nominee or any affiliate of the nominee; (viii) any criminal convictions of the nominee or any affiliate of the nominee; (ix) any civil actions or actions by the Securities and Exchange Commission or other regulatory agency against the nominee or an affiliate of the nominee whereby they were found to have violated any Federal or State securities law; and (x) a signed statement by the nominee consenting to serve as a director if elected. The written notice also must be submitted in accordance with the general procedures for shareholder nominations (including deadlines for the notice to be received by the Secretary), which are summarized under the caption “Other Matters-Proposals for 2017 Annual Meeting of Shareholders” below. Any shareholder desiring to recommend a nominee for consideration by the Nominating and Corporate Governance Committee prior to the 2017 Annual Meeting must do so in accordance with our policies and bylaws.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the Nominating and Corporate Governance Committee, in accordance with our Corporate Governance Guidelines, reviews the background and qualifications of the nominee. The Nominating and Corporate Governance Committee reports to the Board, in writing, its recommendations concerning each director nominee. The Board then considers the Nominating and Corporate Governance Committee’s recommendations and finally selects those director nominees to be submitted by BB&T to shareholders for approval at the next annual meeting of shareholders.

Risk Oversight

BB&T’s vision, mission and values are the foundation for the risk management framework utilized at BB&T and therefore serve as the basis on which the risk appetite and risk strategy are built. In keeping with the belief that consistent values drive long-term behaviors, the Risk Management Organization (RMO) has its own risk values that establish the guiding principles of our day-to-day activities:

•	We believe managing risk is the responsibility of every associate.

•	Our business units and corporate support groups are responsible for proactively identifying risk and managing the inherent risks of their business.

•	We manage risk with a balanced approach which includes quality, profitability, and growth.

•	We ensure the appropriate return for the risk taken.

•	We utilize accurate and consistent risk management practices.

•	We thoroughly analyze risk quantitatively and qualitatively with judgments clearly identified.

•	We believe high quality risk management results in lower cost of capital.

•	We measure what we want to manage and we manage what we measure.

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Corporate Governance Matters

As illustrated below, BB&T executes on its risk values through a risk management framework based on a “three lines of defense” model:

•

First Line of Defense: Risk management begins with the business units and corporate support groups, the point at which risk is originated and where risks must be managed. Business unit managers in the first line identify, assess, control, and report their respective group’s risk profile.

•

Second Line of Defense: The RMO provides independent oversight and guidance of risk-taking across the enterprise. The RMO aggregates, integrates, and correlates risk information into a holistic picture of the corporation’s risk profile and concentrations.

•	Third Line of Defense: Audit Services (BB&T’s internal audit function) evaluates the design and effectiveness of the risk management framework and its results.

BB&T places significant emphasis on risk management and has a stand-alone Board-level Risk Committee which oversees risk reporting to the Board of Directors and functions as a significant part of our risk management framework. Among other things, the Risk Committee approves the Corporation’s risk appetite statements, monitors the Corporation’s risk profile, and provides input to management regarding the Corporation’s risk appetite and risk profile. The other key functions of the Risk Committee are listed in the section above entitled, “Board Committees, Membership and Attendance.”

The RMO is led by the Chief Risk Officer (CRO) and is responsible for facilitating effective risk management oversight, measurement, monitoring, reporting, and consistency. The CRO has direct access to the Corporation’s Board of Directors and Executive Management to communicate any risk issues (current or emerging) as well as the performance of the risk management activities throughout the enterprise. The CRO also chairs the Risk Management Committee (RMC), which provides oversight on a fully integrated view of risks across BB&T, including strategic, compliance, credit, liquidity, market, operational, and reputation risks.

The BB&T RMO is further expanded and strengthened through the designation of five Senior Risk Officers, or SROs. The Chief Commercial Credit Risk Officer, the Chief Retail Credit Risk Officer, the Chief Market and Liquidity Risk Officer, the Deputy Chief Risk Officer, and the Chief Regulatory and Compliance Risk Officer, together are responsible for ongoing aggregation, integration, correlation and reporting of the risks across our organization. Key to this effort is a bottoms-up risk identification and disclosure process that begins with the first line of defense. This business risk assessment process allows the SROs to report risks horizontally across various lines of business to identify emerging risk themes and evaluate strategies to mitigate, reduce, or avoid identified inherent risks. SROs communicate risks on a regular basis to enterprise level risk committees.

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Corporate Governance Matters

COMPENSATION HOLDBACK/CLAWBACK

We maintain a pay-for-performance philosophy which governs our incentive compensation programs. Our Compensation Committee administers all aspects of the executive compensation program as applicable to Executive Management, including risk management. For additional detail, please refer to “Risk Management” within Section 4 of the Compensation Discussion and Analysis.

At the direction of the Compensation Committee, management has established the management compensation committee as well as processes and controls for the design and evaluation of incentive plans utilized for associates outside of Executive Management. The management compensation committee is responsible for exercising authority to modify payments and impose or release “holdbacks” from incentive compensation arrangements, based on a risk review or regulatory requirements. The management compensation committee also has the authority to prescribe prospective changes to incentive compensation arrangements to ensure their balance, consistent with BB&T’s safety and soundness. Risk and control functions are involved in the design, oversight, and administration of the incentive compensation programs used by the Corporation.

We have employed risk balancing in the design of incentive programs. For instance, our Compensation Committee, at its sole discretion, may reduce incentives and bonuses based on risk outcomes. See “Executive Risk Scorecard” within Section 3, and “Compensation Clawbacks” within Section 4 of the Compensation Discussion and Analysis.

Management Succession Planning

Management succession planning is a priority of the Board of Directors. Our Corporate Governance Guidelines provide that the Board of Directors is responsible for ensuring that we have developed an Executive Management succession plan, including procedures for Chief Executive Officer selection in the event of an emergency or the retirement of the CEO. This plan is reviewed and evaluated by the Board at least annually. The Lead Director leads the Board’s review and evaluation of BB&T’s Executive Management succession plan. As part of the plan, our Chairman and Chief Executive Officer, Kelly S. King, makes available his recommendations and evaluations of potential successors, along with a review of any development plans of such individuals. This process establishes procedures for planning and responding to events involving an absence of the CEO, whether for short- or long-term, and allows the Board to exercise its judgment and discretion with regard to the selection of a new CEO.

Corporate Governance Materials

Description	Available on BB&T’s Website at:
Corporate Governance Guidelines	http://bbt.investorroom.com/corporate-governance
Board Committees and Charters	http://bbt.investorroom.com/committee-charters
Codes of Ethics	http://bbt.investorroom.com/code-of-ethics
Statement of Political Activity	http://bbt.investorroom.com/corporate-governance
Accounting, Securities and Legal Violations Policy	http://bbt.investorroom.com/corporate-governance

A shareholder may also request a copy of any of these documents by contacting the Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

28    BB&T Corporation | 2016 Proxy Statement

Stock Ownership Information

STOCK OWNERSHIP INFORMATION

The table below sets forth the beneficial ownership of BB&T common stock by all directors, the NEOs, all directors and executive officers of BB&T as a group and each person who is known to be the beneficial owner of more than five percent of our common stock as of February 17, 2016. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. Applicable percentage ownership is based on 780,470,501 shares of BB&T common stock outstanding as of February 17, 2016.

Name of Beneficial Owner/Number of Persons in Group	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to a Right to Acquire(2)	Percentage of Common Stock

Directors and Executive Officers
Jennifer S. Banner	22,746		27,489	*
K. David Boyer, Jr.	11,550		9,203	*
Anna R. Cablik	16,432		33,166	*
James A. Faulkner	36,827	(3)	1,115	*
I. Patricia Henry	13,933		1,115	*
Eric C. Kendrick	164,743	(4)	1,115	*
Kelly S. King	388,366	(5)	1,232,173	*
Louis B. Lynn, Ph.D.	4,717		1,115	*
Edward C. Milligan	57,445		1,115	*
Charles A. Patton	67,939		1,115	*
Nido R. Qubein	95,690	(6)	33,666	*
William J. Reuter	41,488		35,280	*
Tollie W. Rich, Jr.	115,615	(7)	1,115	*
Christine Sears	9,018		1,058	*
Thomas E. Skains	14,263	(8)	9,203	*
Thomas N. Thompson	551,451	(9)	22,722	*
Edwin H. Welch, Ph.D.	20,050	(10)	1,697	*
Stephen T. Williams	381,342	(11)	22,722	*
Daryl N. Bible	82,257		299,614	*
Ricky K. Brown	159,839	(12)	490,212	*
Christopher L. Henson	165,972	(13)	491,025	*
Clarke R. Starnes III	82,723		218,830	*
Directors and Executive Officers as a group (30 persons)	2,804,377	(14)	4,098,300	*
Beneficial Owners Holding More Than 5%
BlackRock, Inc.(15) 55 East 52nd Street New York, NY 10022	42,031,540		-	5.40%
The Vanguard Group, Inc.(16) 100 Vanguard Blvd. Malvern, PA 19355	44,752,781		-	5.73%

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Stock Ownership Information

*	Less than 1%.
(1)	As reported to BB&T by the directors and executive officers, and includes shares held by spouses, minor children, Individual Retirement Accounts (IRAs), affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan, the BB&T Corporation Non-Qualified Defined Contribution, and Individual Retirement Accounts (IRAs).
(2)	Amount includes options to acquire shares of BB&T common stock that are or become exercisable within sixty days of February 17, 2016 and restricted stock units that will vest within sixty days of that date.
(3)	Amount includes 5,900 shares pledged as security.
(4)	Amount includes 120,121 shares pledged as security.
(5)	Amount includes 57,700 shares held by spouse with sole investment and voting powers.
(6)	Amount includes 8,641 shares held by spouse with sole investment and voting powers and 2,979 shares held by spouse as custodian, for child with sole investment and voting powers.
(7)	Amount includes 26,050 shares held by spouse’s trust for which Mr. Rich, as co-trustee, shares investment and voting powers. Amount also includes 2,548 shares held by his mother with sole investment and voting powers.
(8)	Amount includes 11,763 shares jointly owned with spouse with shared investment and voting powers.
(9)	Amount includes 3,814 shares held by his son. Amount also includes 261,836 shares pledged as security.
(10)	Amount includes 4,171 shares held by spouse with sole investment and voting powers.
(11)	Amount includes 11,937 shares held by Mr. Williams as trustee in trusts for his children, 1,340 shares held by Mr. Williams, as custodian for his children. Amount also includes 355,728 shares pledged as security.
(12)	Amount includes 287 shares held by spouse with sole investment and voting powers.
(13)	Amount includes 7 shares held as custodian for minor children.
(14)	Amount includes an aggregate of 747,113 shares pledged as security.
(15)	Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 10, 2016, BlackRock beneficially owned 42,031,540 shares of common stock as of December 31, 2015, with sole voting power over 35,490,961 shares, shared voting power over no shares, sole dispositive power over 42,031,540 shares and shared dispositive power over no shares.
(16)	Based upon information contained in the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2016, Vanguard beneficially owned 44,752,781 shares of common stock as of December 31, 2015, with sole voting power over 1,436,840 shares, shared voting power over 76,147 shares, sole dispositive power over 43,232,893 shares and shared dispositive power over 1,519,888 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws, our directors and certain of our executive officers are required to report their beneficial ownership of BB&T common stock and any changes in that ownership to the SEC. Specific deadlines for such reporting have been established by the SEC. We are required to report in this Proxy Statement any failure to timely file these reports that occurred in 2015. To the best of our knowledge, during 2015, all of the filing requirements were satisfied by our directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). In making this statement, we have relied on the written representations of our directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

30    BB&T Corporation | 2016 Proxy Statement

Proposal 2—Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm For 2016

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute on this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has carefully considered the selection of PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm to audit and report on the consolidated financial statements of BB&T and the effectiveness of our internal control over financial reporting.

In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years of service an individual partner may provide us with audit services. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. In connection with this mandated rotation, the Audit Committee is directly involved in the selection of any new lead engagement partner. The current lead PwC engagement partner was designated commencing with the 2015 audit and is eligible to serve in that capacity through the end of the 2019 audit.

Our shareholders are being asked to ratify the appointment of PwC for 2016 because we value our shareholders’ views on BB&T’s independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to questions posed by the shareholders. If shareholders do not ratify the decision of the Audit Committee to reappoint PwC as our independent registered public accounting firm for 2016, the Audit Committee will reconsider its decision.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

Fees to Auditors

The following table shows the aggregate fees incurred by the Corporation for professional services by PwC for fiscal years 2015 and 2014:

	2015 ($)	2014 ($)
Audit Fees	9,146,000	8,185,000
Audit-Related Fees	3,558,000	4,447,000
Tax Fees	176,000	431,000
All Other Fees	4,578,000	4,883,000
Total	17,458,000	17,946,000

Audit Fees. This category includes fees billed for professional services for the integrated audits of the Corporation’s consolidated financial statements, including the audits of the effectiveness of our internal control over financial reporting, reviews of the financial statements included in our quarterly reports on Form 10-Q, statutory audits or other financial statement audits of subsidiaries, and comfort letters and consents related to SEC registration statements.

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Proposal 2—Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm For 2016

Audit-Related Fees. This category includes fees billed for assurance and related services that are reasonably related to the performance of the audit of our consolidated financial statements and effectiveness of internal controls and are not reported under the audit fees category above. These services consist of fees for service organization control reports, other attestation engagements traditionally performed by the independent accounting firm, pre-implementation assessments of internal controls for a new enterprise resource planning system and related business processes, controls assessments as part of our regulatory reporting initiatives, due diligence services related to proposed acquisitions, and audits of our employee benefit plans.

Tax Fees. This category includes fees billed for tax-related services rendered, including tax compliance, tax planning, and tax advice.

All Other Fees. This category includes fees billed for advisory services provided in conjunction with the Corporation’s regulatory reporting initiatives, mortgage advisory services, advisory services related to our adoption of a new enterprise resource planning system and other advisory services.

The Audit Committee considered the compatibility of the non-audit services performed by, and fees paid to, PwC in 2015 and determined that such services and fees are compatible with the independence of PwC.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all services (including the fees and terms of such services) to be performed for us by our independent registered public accounting firm, subject to a de minimis exception for permitted non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2015, all of the services provided by our independent registered public accounting firm were reviewed and approved by the Audit Committee.

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Audit Committee Report

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of six independent directors and operates under a charter adopted by the Audit Committee on January 26, 2016. The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that Stephen T. Williams meets the requirements of an “audit committee financial expert” as defined by the SEC and has the requisite financial literacy and accounting or related financial management expertise required generally of an audit committee member under the applicable standards of the SEC and NYSE.

The primary duties and responsibilities of the Audit Committee are to monitor: (i) the integrity of the financial statements of the Corporation; (ii) the independent registered public accounting firm’s qualifications and independence; (iii) the performance of the Corporation’s internal audit function and independent auditors; and (iv) compliance by the Corporation with legal and regulatory requirements. While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter, our management is responsible for the internal controls and the financial reporting process and the independent registered public accounting firm is responsible for performing an integrated audit of our financial statements and of the effectiveness of our internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report thereon.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm, and the internal auditor, and has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm its views on fraud risks and how it demonstrates its independence and skepticism. Finally, the Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding the independent registered public accounting firm’s communications with the Audit Committee, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has considered whether the provision of any non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 25, 2016.

Submitted by the Audit Committee of the Board of Directors, whose current members are:

Stephen T. Williams, Chair	Edward C. Milligan
James A. Faulkner	Tollie W. Rich, Jr.
I. Patricia Henry	Christine Sears

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Proposal 3—Vote on an Advisory Resolution to Approve BB&T’s Executive Compensation Program

PROPOSAL 3—VOTE ON AN ADVISORY RESOLUTION TO APPROVE BB&T’S

EXECUTIVE COMPENSATION PROGRAM

This year, we are again providing shareholders the opportunity to cast an advisory vote to approve our pay-for-performance executive compensation program. The large majority of our shareholders have approved this proposal each year since 2011, when we first asked shareholders to vote on this item.

The Compensation Committee and the Board believe that our executive compensation program, as described in the Compensation Discussion and Analysis and other sections of this proxy statement, reflects a pay-for-performance culture at BB&T that is rooted in our values. The Compensation Committee and the Board believe that the executive compensation program is well designed, and effective in aligning the interests of the executives with both the short-term and long-term interests of our shareholders, while reducing incentives for unnecessary and excessive risk taking. In making a decision on whether to approve our pay practices for our named executive officers, the Board asks that shareholders consider the following:

•

Our executive compensation program is incentive-based and reflects a pay-for-performance culture. Approximately 86% of our CEO’s target compensation for 2015 was variable and tied to BB&T’s performance (including stock price performance).

•

The performance measures we use (EPS, ROA and ROCE) are objective criteria established as key drivers of sustained and longer-term shareholder value and reflect our philosophy of closely linking pay with performance.

•

In reviewing compensation, the Compensation Committee utilizes an executive risk scorecard which can be used to adjust downward, if necessary, the short-term and long-term incentive compensation of each member of Executive Management in connection with negative risk outcomes.

•	We have long-standing stock ownership requirements for our NEOs, effectively aligning their interests with those of our shareholders and giving executives a greater financial interest in our company.

•	We value shareholder engagement. We have, and will continue to, incorporate feedback we receive into our programs.

We encourage you to review the complete description of our executive compensation programs provided on the following pages in the “Compensation Discussion and Analysis,” the compensation tables and accompanying narratives.

The Board strongly supports our executive pay practices and asks shareholders to support its executive compensation program through the following resolution:

“Resolved, that the shareholders approve BB&T’s overall executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

Your vote on this proposal, which is required by Section 14A of the Exchange Act, is “advisory,” and will serve as a non-binding recommendation to the Board. The Compensation Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements. Unless the Board determines otherwise, the next advisory vote to approve the compensation of our named executive officers will be held at our 2017 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3—VOTE ON AN ADVISORY RESOLUTION TO APPROVE BB&T’S EXECUTIVE COMPENSATION PROGRAM.

34    BB&T Corporation | 2016 Proxy Statement

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis we describe our performance-based executive compensation program and philosophy in the context of the 2015 compensation decisions related to the Chief Executive Officer and each of the other executive officers named in the 2015 Summary Compensation Table (the named executive officers or “NEOs”). Each NEO is a member of our 13 person “Executive Management” team that manages and leads BB&T’s operations:

Name	Title	Years of Service at BB&T
Kelly S. King	Chairman and Chief Executive Officer	43
Christopher L. Henson	Chief Operating Officer	31
Ricky K. Brown	Senior Executive Vice President and President, Community Banking	38
Clarke R. Starnes III	Senior Executive Vice President and Chief Risk Officer	33
Daryl N. Bible	Senior Executive Vice President and Chief Financial Officer	8

The Compensation Discussion and Analysis is organized into four sections:

•	Section 1—Executive Summary
•	Section 2—2015 Executive Compensation Program and Pay Decisions (page 42)
•	Section 3—BB&T’s Executive Compensation Process (page 58)
•	Section 4—Other Aspects of BB&T’s Executive Compensation Program (page 62)

Section 1—Executive Summary

About BB&T

BB&T is strong, profitable and remains committed to helping its shareholders, clients, communities and associates achieve economic success and financial security. By staying true to the vision, mission and values that have guided BB&T for over 140 years, we are well positioned for future opportunities. Led by our CEO, Kelly S. King, in 2015 we met substantially all of our strategic objectives and performed well in a challenging year for the financial services industry. We believe the financial and strategic accomplishments made in 2015, as well as our continued significant investment in important infrastructure projects, will benefit the Corporation and our shareholders in the coming years.

Business Overview

•   9th largest U.S. financial services holding company by deposits

•  Founded in 1872, providing over 140 years of stability in the communities we serve

•  Fortune 500 company

•   Named one of the World’s Strongest Banks by Bloomberg Markets magazine—one of the top three in the U.S. and in the top 15 globally

•   Non-negotiable values

•  Stable, seasoned Executive Management team (average age = 56 years old; average BB&T service = 29 years)

BB&T Values

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Compensation Discussion and Analysis

Our 2015 Achievements
M&A	Strategic

•   Completed the Susquehanna merger

•  Completed The Bank of Kentucky merger

•  Completed the acquisition of 41 Texas Branches from a competitor

•  Announced the acquisition of National Penn

•   Obtained regulatory approvals and completed transactions at a time when there was limited bank M&A activity due to regulatory uncertainty

•   Quickly and successfully integrated acquisitions into BB&T

•  Drove revenue growth both organically and through strategic opportunities

•  Continued to improve risk governance framework, including capital and liquidity management

•  Continued investment in critical infrastructure improvements, including cyber-security preparedness and new general ledger and commercial lending systems

•  Launched U by BB&T, our new digital banking platform

•  Efficiently used capital by investing in strategic M&A transactions that will enhance future earnings

Driving Long–Term Shareholder Value

2015: A Highly Successful Year…But Not at the Risk of Long-Term Sustained Performance

•  Net Income available to common shareholders of $1.9 billion

•  Asset growth of 12.4% year-over-year v. peer average of 5.0%

•   Average deposits increased 7.3% year-over-year v. peer average of 6.5%

•   Record fee income of $4.0 billion

•  Strong capital and liquidity ratios

•   Debt ratings that are among the highest in our industry

•  Total shareholder return exceeded peer average and S&P Financial Index for the 1, 5, 10, 15, and 20 year periods

Increased quarterly dividend in 2015 by 12.5% and #1 Dividend Yield:	Strong tangible book value per share ratio demonstrates the solid, enduring value of our company:

Source: SNL Financial	Source: SNL Financial

#1 Net Interest Margin (“NIM”) demonstrates the strength of our core lending and deposit taking activities and was bolstered by our 2015 M&A transactions. Net interest income is our primary source of income:

Source: SNL Financial *Please refer to Annex A for additional information on Price/Tangible Book.

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Compensation Discussion and Analysis

Performance Philosophy

COMPENSATION COMMITTEE’S APPROACH

The Compensation Committee’s key guiding principle is to align and reward executives commensurate with performance. The Compensation Committee is committed to providing total compensation opportunities that are competitive with the median of our Peer Group and where actual pay varies based on BB&T’s performance relative to our strategic goals and relative to our industry peers. The Compensation Committee believes that above median pay should be provided when BB&T exceeds our goals and peer performance, and conversely, average or below average performance should result in average or below average compensation. The Compensation Committee intends for our compensation program to be competitive with peer financial services institutions, with a focus on performance and rewards.

In keeping with these responsibilities in managing our compensation program, last year the Compensation Committee retained a new independent compensation consultant, Meridian Compensation Partners, to obtain a fresh perspective on our program.

NEO TARGET PAY MIX AND OVERALL COMPENSATION

As part of the Compensation Committee’s pay-for-performance philosophy, the majority of target pay is based on performance. The following graphs show the mix of 2015 target total compensation for Mr. King and the other NEOs averaged together.

*	Above percentages represent CEO and NEO compensation opportunities at target levels. The charts above do not include amounts paid under the Merger Completion Incentive Program, since this is not part of our ongoing compensation program.

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Compensation Discussion and Analysis

2015 Pay Highlights and Performance Alignment

EXECUTIVE PAY—ALIGNED WITH PERFORMANCE

2015 was a solid and profitable year with many notable strategic and differentiating accomplishments, including BB&T’s successful integration of several significant acquisitions and infrastructure investments. We continued our strong performance relative to our peers, but performance was down from 2014 on some of the metrics that drive our executive incentive programs. Accordingly, the payout percentages for our variable pay awards (short and long-term) were lower for 2015 than in 2014. A significant portion of our pay continues to be at risk based on our future performance. Below is a summary of the most notable 2015 pay outcomes and decisions:

2015 PAY HIGHLIGHTS

Highlight	Considerations
2015 Annual Incentive Award paid at 76.3% of target award opportunity v. 92.3% for 2014 (see page 47)

The decrease was driven by 2015 earnings per share of $2.73 v. $2.90 in 2014. Our return on assets for 2015 was in the 88th percentile relative to our peers (above the maximum ROA performance level of 75%).

The Compensation Committee excluded Susquehanna earnings in light of the Merger Incentive, further reducing EPS performance to $2.66 for Executive Management. The intent is to avoid the perception of Executive Management being twice rewarded for the Susquehanna merger.

2013-2015 LTIP paid at 123% of target award opportunity v. 150% for 2012-2014 LTIP (see page 50)	BB&T again performed well against the Peer Group generating payouts above target. The payout percentage decrease was driven by three-year average return on common equity for 2013-2015 at the 61st percentile of the Peer Group v. 72nd percentile for the prior period.
Increases in base salary and Annual Incentive Award target opportunities (see page 45)

After reviewing market data and considering salaries were unchanged since 2013, salaries were increased modestly in 2015. Annual Incentive target award opportunities were increased to remain competitive and in consideration of reduced maximum award opportunities in response to regulatory feedback.

Expanded shareholder engagement program (see page 23)	Feedback from shareholders was considered in a number of Compensation Committee decisions.
A special, one-time Merger Incentive was provided to recognize the strategically significant Susquehanna merger and incentivize a successful integration (see page 52)

Special, one-time award not expected to be used again.

Based on shareholder feedback, Compensation Committee paid award 50% in cash and 50% in RSUs, which are subject to a 3-year vesting period and can be forfeited in the event of a negative risk outcome or annual operating loss.

38    BB&T Corporation | 2016 Proxy Statement

Compensation Discussion and Analysis

PERFORMANCE METRICS

The Compensation Committee regularly considers a variety of financial metrics when evaluating performance and making compensation decisions, as indicated below. By assessing different metrics over short, medium and long-term periods, the Compensation Committee is able to obtain a broad and accurate assessment of our performance against specific compensation goals and relative to the Peer Group.

Growth Metrics	Return Metrics	Capital Metrics
Deposits	Net Interest Margin	Net Charge-Offs /Average Loans
Earnings Per Share* Loans	Return on Assets* Return on Common Equity*	Non-Performing Assets / Loans & Other Real Estate Owned
	Total Shareholder Return	Common Equity Tier 1 Ratio

*	Metric used in BB&T’s pay-for-performance compensation plans.

Three of these metrics are used directly in BB&T’s executive incentive plans: return on assets (“ROA”), earnings per share (“EPS”), and return on common equity (“ROCE”). EPS and ROA are used in the Annual Incentive Award and three-year average ROCE is used for Long-Term Incentive Plan (“LTIP”) awards. The Compensation Committee believes these metrics are key drivers of sustained and longer-term shareholder value. The Compensation Committee also grants a meaningful portion of compensation through equity awards and maintains rigorous stock ownership guidelines to ensure executives are closely aligned with our stock performance.

Total Shareholder Return (“TSR”), a metric that has become increasingly popular with institutional shareholders and proxy advisory firms in recent years, is evaluated by the Compensation Committee. TSR measures stock price appreciation plus common stock dividend payments over a particular time period. The Compensation Committee monitors and considers TSR in assessing our performance, but does not include it as a direct measure in our incentive plans because one- and three-year TSR reflect shorter-term horizons, are volatile, are influenced by situations outside the control of executives (such as global market conditions), and may not reflect our core performance. The Compensation Committee believes that TSR is more useful as a longer-term performance metric as the market is most effective at differentiating the performance of companies over the long-run. Our consistent superior financial performance over time has increased long-term value for our shareholders, as shown below.

1	For periods ended December 31, 2015
Source: Bloomberg

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Compensation Discussion and Analysis

Sound Compensation and Governance Practices

The Compensation Committee has implemented strong governance practices that reinforce our principles, support sound risk management and are shareholder aligned:

What we do		What we don’t do
✓	pay for performance; over 86% of CEO, and approximately 79% of the other NEOs’ total target compensation for 2015 is based on BB&T’s performance (EPS, ROA, ROCE, stock price)	×	we don’t offer incentives that would provide payouts for negative returns
✓	award both cash and stock incentive awards, with an emphasis on performance-based awards	×	we don’t reprice stock options
✓	provide for adjustments of payouts for negative risk outcomes based on the executive risk scorecard evaluation	×	we don’t provide dividends on unvested equity awards
✓	utilize a broad-reaching clawback policy	×	we don’t offer broad-based perquisites such as personal club memberships, corporate housing, and personal use of company aircraft
✓	decrease overall emphasis on stock option grants	×	we don’t gross-up payments for excise taxes
✓	maintain stock ownership requirements	×	we don’t permit hedging or speculative trading of BB&T common stock
✓	restrictions on pledging of BB&T common stock
✓	review tally sheets for each executive as part of the process of setting compensation
✓	retain an independent compensation consultant who performs services solely for the Compensation Committee

Shareholder and Regulatory Feedback

SHAREHOLDER ENGAGEMENT

For the past several years we have conducted a formal shareholder engagement program to help us identify issues of importance to our shareholders, with a focus on corporate governance and executive compensation. Historically, shareholders have indicated strong support of our compensation programs through their “say on pay” voting results, but at our 2015 Annual Meeting, we received a lower level of shareholder support than in the past for that proposal. In response, we expanded our shareholder engagement program by reaching out to 37 of our 50 largest shareholders, representing 38% of our outstanding shares, as well as to the shareholder proponents who made proposals at the 2015 Annual Meeting. We also met with certain of the proxy advisory firms followed by some of our largest shareholders. The Compensation Committee Chair led the meetings with four of our largest institutional shareholders.

The feedback received on our executive compensation programs and philosophy was generally very favorable. As to executive compensation, the general sentiment was that our program is appropriate and well designed. Several governance and compensation points were raised by shareholders and this feedback proved influential in a number of subsequent decisions and actions, as outlined below and on page 55.

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Compensation Discussion and Analysis

What we heard	What we did
Even though we are above the median of the Peer Group in terms of size, compensation opportunities generally should not be targeted above the median of the Peer Group.	The Compensation Committee is committed to implementing a strategy in 2016 to provide target compensation opportunities that are aligned with the median of the Peer Group.
If we are in the top quartile of the Peer Group in terms of size, we should consider adding larger banks to the group.	The Compensation Committee reevaluated the Peer Group for 2016 and decided to add one bank larger than us (Wells Fargo) and one bank closer in size (Citizens Financial). The nature of the market limits the number of larger peers with a reasonably comparable business model so we will, for the near term, continue to be one of the larger banks in our Peer Group.
Shareholders are supportive of proxy access, which allows director nominees of shareholders to be included with the Corporation’s proxy materials under certain circumstances.	The Nominating and Corporate Governance Committee is closely monitoring this corporate governance issue.

Shareholders encouraged detailed proxy disclosure of the Merger Incentive and the Committee’s deliberations. After hearing our explanation of the rationale for the award, shareholders were generally supportive of the Merger Incentive and expressed that the amounts seemed reasonable.

We provided a detailed discussion of the Merger Incentive beginning on page 52, including additional feedback we received from our shareholders regarding this award.

We are committed to ongoing shareholder engagement and expect to continue our shareholder engagement program. Consistent with the recommendation of our Board of Directors and the preference of our shareholders, BB&T believes that it is appropriate to conduct annual say on pay votes regarding our executive compensation programs.

REGULATORY CONSIDERATIONS IN SETTING COMPENSATION

Banking regulators continue to regularly provide input on and influence the compensation practices and incentive compensation at the largest financial institutions in the United States, focusing on the risks intrinsic to the design and implementation of compensation plans as well as the reasonableness of each element of compensation. While we have, for many years, focused our compensation philosophy on performance-based compensation, certain changes were made to our compensation programs over the last few years primarily as a result of regulatory guidance. Regulators influenced the following modifications of our compensation program:

•	Our NEOs are evaluated on individual risk performance, which has been integrated into the NEO’s annual performance evaluation through use of the executive risk scorecard.

•	Our NEO performance-based incentive plans have changed in response to regulatory requests including:

•	reduced maximum payout levels for Annual Incentive Awards from 200% to 125%,

•	reduced maximum payout levels for LTIP awards from 200% to 125%,

•	reduced emphasis on stock options, and

•	added risk-based performance condition(s) for vesting of stock options and RSUs granted to NEOs.

The Compensation Committee continues to assess our pay practices to balance risks with our commitment to linking NEO pay to BB&T’s performance while maintaining compensation programs that are market competitive and shareholder aligned.

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Compensation Discussion and Analysis

Compensation Actions for 2016

As part of its regular review, the Compensation Committee has taken the following actions for 2016 in regards to NEO compensation. These actions are all in furtherance of the Compensation Committee’s commitment to implementing a strategy to provide target compensation opportunities that are aligned with the median of the Peer Group.

•	No base salary increases;

•	No change in compensation award opportunities or payout levels;

•	No special awards; and

•	Added Wells Fargo and Citizens Financial to the 2016 Peer Group to better reflect our growth in recent years.

The Compensation Committee recognizes that executive compensation practices in the banking industry are continuing to evolve due to feedback from regulators and shareholders. The Compensation Committee intends to closely monitor changes in market compensation practices as well as feedback on our programs from our shareholders and regulators. Accordingly, the Committee may make additional changes to our program in furtherance of its commitment to provide a compensation program that is competitive, performance-based, risk-balanced and aligned with the goals of our shareholders and regulatory expectations.

Section 2—2015 Executive Compensation Program and Pay Decisions

Compensation Philosophy

The Compensation Committee structures BB&T’s overall compensation program for Executive Management with an emphasis on long-term, performance-based compensation. Our executive compensation philosophy is based on the following guiding principles:

•	Compensation and reward systems are designed to support and drive our strategic goals and produce positive business results;

•	Total compensation is aligned with shareholder interests by providing a significant percentage of compensation in equity and setting stock ownership requirements for Executive Management;

•	Significant amounts of compensation are linked to the achievement of performance goals;

•

Total compensation opportunities are established relative to organizations with which we compete for both talent and shareholder investment and at levels that enable us to attract and retain executives critical to our long-term success; and

•	Compensation is compatible with effective controls and risk management and is supported by strong corporate governance.

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Compensation Discussion and Analysis

Compensation Program Elements

Our executive total compensation is heavily performance-based. Below is a summary of our regular pay components, their purpose and key program features.

Incentive Type	Compensation Element	What the Element Rewards	Key Features & Purpose

FIXED	Base Salary	Scope of leadership responsibilities, years of experience, performance and contributions to BB&T.	Plays a relatively modest role in the overall pay package because we believe the significant majority of executive compensation should be variable and based on performance. Provides the only element of certain compensation for our NEOs.
PERFORMANCE-BASED INCENTIVES	Annual Incentive Awards	BB&T’s financial performance in 2015 based on achievement of specific earnings per share (weighted at 60%) and relative return on assets (weighted at 40%) performance.

Rewards annual performance based on financial results that are expected to have a meaningful bearing on long-term shareholder value. Payments are based solely on corporate performance, reinforcing our team culture.

Performance levels (threshold, target, maximum) are established relative to Board approved internal forecast EPS expectations and our ROA performance relative to our Peer Group.

	Incentive Stock Awards (20% stock options and 80% restricted stock units)	Sustainable, long-term appreciation of BB&T’s stock price.

Designed to align NEO compensation with the shareholder goal of stock price appreciation.

Stock options and RSUs vest ratably over three years. The award vesting is subject to BB&T exceeding a performance hurdle and adjustments for any negative risk outcomes. Prior to vesting, 100% of the unvested award is subject to forfeiture if the performance criteria are not met. Dividends are not paid on unvested RSUs.

	LTIP Awards	Achievement of superior three-year average return on common equity performance. LTIP Awards are typically paid in cash.	LTIP awards are designed to measure relative performance over three-year cycles. Each year begins a new three-year cycle. Payments are based on BB&T performance relative to its Peer Group.

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Compensation Discussion and Analysis

Analysis of Overall Compensation

The table below summarizes the actual NEO compensation paid for the 2015 performance year and illustrates how the Compensation Committee viewed NEO compensation in 2015. The table also compares total compensation for 2015 to 2014.

2015 COMPENSATION OVERVIEW TABLE

Name	Salary(1) ($)	Annual Incentive Awards (2) ($)	Option Awards(3)(4) ($)	Restricted Stock Unit Awards (3)(4) ($)	LTIP (2013- 2015) (5) ($)	2015 Total for regular program ($)	2015 Total with Merger Incentive(6) ($)	2014 Total ($)
Kelly S. King	1,056,250	1,572,160	591,499	2,365,971	2,009,603	7,595,483	8,625,483	7,200,244
Christopher L. Henson	691,250	685,921	241,938	967,730	830,134	3,416,973	3,866,973	3,179,536
Ricky K. Brown	691,250	685,921	241,938	967,730	830,134	3,416,973	3,866,973	3,179,536
Clarke R. Starnes III	582,500	511,316	184,069	736,270	629,544	2,643,699	2,978,699	2,516,515
Daryl N. Bible	582,500	511,316	184,069	736,270	629,544	2,643,699	2,978,699	2,516,515

(1)	Reflects base salary actually received in 2015.
(2)	Amounts reflect the value of the 2015 Annual Incentive Award, paid in March 2016.
(3)	Amounts reflect the value the Compensation Committee sought to deliver through the restricted stock unit and stock option awards granted in February 2015. No amounts are immediately available to the officer as the options and units vest over time. The exercise price of the options was equal to the stock price on the date of grant, and therefore, there was no intrinsic value on the date of grant. The recipient will only be able to realize future value for the stock options if BB&T’s stock price increases.
(4)	The principal differences between this table and the Summary Compensation Table are that the Summary Compensation Table includes information on the grant date fair value of restricted stock unit awards, the change in pension value and nonqualified deferred compensation earnings as well as all other compensation. The components included in the table above are considered by the Compensation Committee when making compensation determinations.
(5)	Amounts reflect value of 2013-2015 LTIP awards, paid in March 2016.
(6)	Merger Incentive amounts: King - $1,030,000; Henson - $450,000; Brown - $450,000; Starnes - $335,000; Bible - $335,000. Paid 50% in cash and 50% in RSUs.

In 2015 we continued to perform well against our Peer Group, however, our overall performance results were not as strong under the Annual Incentive Award and LTIP as compared to 2014. As a result, the payout percentages for these plans were lower for 2015 than for 2014. Increases in 2015 total compensation paid under our regular compensation program resulted primarily from payments under the 2013-2015 LTIP (the LTIP target award opportunities were increased in 2013 relative to the 2012 levels).

	2014		2015(1)
	Absolute Performance	Relative to Peer Group	Absolute Performance	Relative to Peer group
EPS (Annual Incentive)	$2.90	N/A	$2.73 (2)	N/A
ROA (Annual Incentive)	1.22%	84th Percentile	1.14%	88th Percentile
Average 3-year ROCE (LTIP)	10.31%	72nd Percentile	9.73%	61st Percentile

(1)	The EPS, ROA and ROCE performance presented herein includes adjustments to BB&T’s GAAP net income approved by the Compensation Committee. For additional detail regarding these adjustments and a GAAP reconciliation, please refer to Annex A.
(2)	In light of the Merger Incentive, EPS performance was further reduced to $2.66 to exclude the estimated impact attributable to the legacy Susquehanna operations.

A special, one-time Merger Incentive was provided to recognize the strategically significant Susquehanna merger and incentivize a successful integration. The Merger Incentive is not a part of our regular compensation program and is not expected to be used again. Based on shareholder feedback, the Compensation Committee

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Compensation Discussion and Analysis

paid the award 50% in RSUs and 50% in cash. As a result of approving the Merger Incentive, the Compensation Committee removed estimated Susquehanna earnings from the EPS component of the Annual Incentive Award, reducing EPS performance to $2.66. See the Merger Incentive discussion beginning on page 52.

Base Salary

The following table shows base salaries for each of our NEOs for 2015 as compared to 2014:

Name	2015 Base Salary ($)(1)	2014 Base Salary ($)	Increase ($)	Percentage Increase
Kelly S. King	1,075,000	1,000,000	75,000	7.50%
Christopher L. Henson	700,000	665,000	35,000	5.26%
Ricky K. Brown	700,000	665,000	35,000	5.26%
Clarke R. Starnes III	590,000	560,000	30,000	5.36%
Daryl N. Bible	590,000	560,000	30,000	5.36%

(1)	Effective as a April 1, 2015.

In its deliberations on the 2015 base salary increases, the Compensation Committee considered the competitive analyses provided by its independent compensation consultant that base salaries for our NEOs had remained unchanged since 2013.

Annual Incentive

Our Annual Incentive Award is a cash incentive based on the achievement of corporate performance goals established annually by the Compensation Committee.

•	The amount paid under the Annual Incentive Award is determined by a formula based on our: (1) EPS (against preset performance goals) and (2) ROA (as compared to our Peer Group).

•	In 2015, EPS was weighted at 60%, while ROA was weighted at 40%.

•

While EPS and ROA are independent and permit payouts under each measure ranging from 0% to 150% of the target award opportunity, when both metrics are combined under the formula, the maximum amount that may be paid under the Annual Incentive Award is 125% of the target award opportunity. If the EPS threshold was not achieved or exceeded, the executives could still receive a payment based solely on our ROA performance and vice versa.

•	The EPS performance level was adjusted downward (from $2.73 to $2.66) in light of the Merger Incentive and to avoid the appearance that NEOs were being rewarded twice for the Susquehanna merger.

•

The 2015 Annual Incentive Award paid out at approximately 76% of the target award opportunity based on our EPS and ROA performance and reflecting the downward adjustment to the EPS performance measure.

We have historically used EPS and ROA as the performance measures for Annual Incentive Awards because the Compensation Committee believes EPS and ROA have a meaningful bearing on long-term increases in shareholder value and are valuable barometers for our performance. EPS and ROA have a strong long-term correlation with shareholder returns. These measures also reflect the fundamental risk level and financial soundness of the business.

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Compensation Discussion and Analysis

Each executive has a target award opportunity (expressed as a percentage of base salary) which represents the amount of the Annual Incentive Award if we achieve the performance goals at the target performance level. The table below summarizes the Annual Incentive award opportunity for 2015 versus 2014.

Name	2015 Target Annual Incentive Opportunity	2014 Target Annual Incentive Opportunity
Kelly S. King	195%	175%
Christopher L. Henson	130%	100%
Ricky K. Brown	130%	100%
Clarke R. Starnes III	115%	100%
Daryl N. Bible	115%	100%

The Compensation Committee increased the 2015 target award opportunities to provide competitive pay to these seasoned executives and to align total target compensation with the median level of the members of the Peer Group most aligned with us in terms of asset size and market capitalization. This increase was also intended to offset some of the lost upside caused by the maximum award opportunities for the Annual Incentive Award and LTIP being reduced below the median peer practice for comparable awards as a result of regulatory feedback.

Additional changes were made to the structure of the 2015 Annual Incentive versus 2014, as outlined below.

2015 Annual Incentive Change	Rationale
The weighting of the ROA component was increased to 40% from 33% in 2014.	Given the economic environment, the Compensation Committee wanted to place greater emphasis on our performance relative to the Peer Group.
For 2015, the performance matrix for each of EPS and ROA extends to 150% of target, but the aggregate payment is capped at 125% of target. In 2014, each performance measure was capped at 125%.	The Compensation Committee wanted to reward superior performance by allowing excellent EPS or ROA performance to raise the Annual Incentive’s overall payout percentage, subject to the aggregate payment cap of 125%.

ANNUAL INCENTIVE AWARD PERFORMANCE AND EPS DOWNWARD ADJUSTMENT

EPS for 2015 was $2.73. In approving the Merger Incentive payment, the Compensation Committee decided that the estimated earnings attributable to the legacy Susquehanna operations following the merger (which occurred on August 1, 2015) should be removed from the Annual Incentive’s EPS performance measure. The Compensation Committee felt this adjustment was important to avoid the perception that Executive Management was being rewarded twice for the Susquehanna merger. However, the Compensation Committee also determined that the Susquehanna merger was a differentiating event where we outperformed our peers, and accordingly, believe it was fair to include our full earnings for the compensation elements that measure our performance relative to the Peer Group. See the Merger Incentive discussion beginning on page 52.

The tables below summarize the performance matrix and payout levels under the Annual Incentive Award.

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Compensation Discussion and Analysis

EPS PERFORMANCE (60% OF ANNUAL INCENTIVE AWARD)

Level of Achievement	EPS Performance Measure	Payout as % of Participant’s Target Award Opportunity	Method for Setting the Payout %
Below Threshold	Less than $2.65	0%
Threshold	$2.65	25%	10% below target
Target	$2.95	100%	Internal profit plan
Maximum	$3.10	150%[1]	5% above target
Actual	$2.73	45.83%
Excluding SUSQ earnings	$2.66	27.22%

(1)	Annual Incentive Award combines EPS and ROA performance, with the final payout capped at 125% of the target award opportunity.

ROA PERFORMANCE (40% OF ANNUAL INCENTIVE AWARD)

Level of Achievement	Percentile Performance BB&T ROA Relative to Peer Group ROA	Payout as % of Participant’s Target Award Opportunity
Below Threshold	Less than 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	150%(1)
Actual	88th Percentile	150%(1)

(1)	Annual Incentive Award combines EPS and ROA performance, with final payout capped at 125% of target opportunity.

2015 ANNUAL INCENTIVE AWARD RESULTS

The 2015 Annual Incentive Awards paid out at approximately 76.33% of the target award opportunity, based on BB&T’s 2015 EPS and ROA results as summarized below:

2015 ANNUAL INCENTIVE PAYOUT CALCULATION

	Performance Level	Payout Ratio	Item Weight	Annual Incentive Award Payout
EPS	$2.66	27.22%	60%	16.33%
ROA	1.14%	150%	40%	60%
Total				76.33%(1)

(1)	The EPS and ROA performance presented herein includes adjustments to BB&T’s GAAP net income by the Compensation Committee. EPS performance excludes estimated earnings attributable to the legacy Susquehanna operations. For additional detail regarding these adjustments, please refer to Annex A.

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Compensation Discussion and Analysis

Based on these results, executives received the following Annual Incentive Award payouts.

2015 ANNUAL INCENTIVE AWARD PAYMENTS

Name (1)	Threshold 2015 Annual Incentive Award Payments ($)	Targeted 2015 Annual Incentive Award Payments ($)	Maximum 2015 Annual Incentive Award Payments ($)	Actual 2015 Annual Incentive Award Payment ($)
Kelly S. King	308,953	2,059,688	2,574,610	1,572,160
Christopher L. Henson	134,794	898,625	1,123,281	685,921
Ricky K. Brown	134,794	898,625	1,123,281	685,921
Clarke R. Starnes III	100,481	669,875	837,344	511,316
Daryl N. Bible	100,481	669,875	837,344	511,316

(1)	The Annual Incentive Awards for the officers covered by Section 162(m) of the Code were paid from a pool based on BB&T’s 2015 income before taxes (pre-tax income). For a more detailed discussion of the Annual Incentive Award 162(m) Pool, please refer to “Tax Considerations” in Section 4.

Long-Term Incentives

BB&T’s long-term incentive program provides compensation awarded under the shareholder-approved BB&T Corporation 2012 Incentive Plan (the “2012 Incentive Plan”). These awards are a mix of cash and equity and include the following components:

•

Incentive Stock: Consists of stock options and restricted stock units (“RSUs”) that align executives with shareholder interests, reward stock price appreciation, and encourage retention. Stock options represent a limited component, based on feedback from regulators and shareholders.

•	RSUs—represents 80% of incentive stock award

•	Stock Options—represents 20% of incentive stock award

•	Long-Term Incentive Plan (“LTIP”): Provides rewards based on our ROCE performance relative to the Peer Group over the applicable three-year period.

Executives have a defined target award opportunity for each long-term component, expressed as a percentage of base salary. None of the long-term incentive award opportunities increased for 2015.

	Long-Term Incentives
Name	LTIP	RSUs	Stock Options
Kelly S. King	160%	224%	56%
Christopher L. Henson	100%	140%	35%
Ricky K. Brown	100%	140%	35%
Clarke R. Starnes III	90%	126%	32%
Daryl N. Bible	90%	126%	32%

INCENTIVE STOCK PROGRAM SUMMARY

2015 Incentive Stock Awards for each NEO include nonqualified stock options (20% of award) and RSUs (80% of award).

•	Stock options and RSUs vest ratably over three years.

•	Award vesting is subject to BB&T exceeding a performance hurdle and adjustments for any negative risk outcomes.

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Compensation Discussion and Analysis

•

Up to 100% of unvested RSUs and stock options are subject to forfeiture if the Compensation Committee determines that there has been a significant negative risk outcome as a result of a corporate or individual action, or BB&T has incurred an annual operating loss for the year.

Restricted Stock Units

RSU awards are granted as a contingent share of BB&T common stock that is not earned or issued until specific conditions are met. RSUs vest 33 1/3% per year following each of the first three anniversaries of the date of grant, subject to the Compensation Committee’s performance review. For retirement eligible individuals, RSU vesting is generally accelerated upon retirement. No dividends are paid on the shares underlying the RSUs until the units vest and shares are issued. The Compensation Committee determined that the three-year vesting schedule is generally consistent with Peer Group practices. The Compensation Committee believes that the retentive features and perceived value of RSUs are enhanced in a volatile stock market, which the financial services industry has experienced.

Stock Options

Stock options historically have been an important part of our equity program. The Compensation Committee believes that stock options are inherently performance-based and effectively align the interests of the recipients with those of the shareholders because stock options only have value if our stock price increases relative to the stock price on the date of the award. Stock option awards vest 33 1/3% per year following each of the first three anniversaries of the date of grant, subject to attainment of the performance criteria, and expire on the ten year anniversary of the date of grant. For retirement eligible individuals, stock option vesting is generally accelerated upon retirement. The exercise price for each stock option grant in 2015, including each award to the NEOs, was the market closing price on the date of grant. The Compensation Committee determined that the three-year vesting schedule and ten year term is generally consistent with Peer Group practices.

2015 INCENTIVE STOCK AWARDS

The 2015 Incentive Stock Awards are detailed in the following table:

Name	Non- Qualified Stock Options(#)(1)	Delivered Value of Stock Options ($)(2)(3)	RSUs (#)	Delivered Value of RSUs ($)(2)(3)	Total Delivered Value of Options and RSUs ($)
Kelly S. King	120,714	591,499	61,904	2,365,971	2,957,470
Christopher L. Henson	49,375	241,938	25,320	967,730	1,209,668
Ricky K. Brown	49,375	241,938	25,320	967,730	1,209,668
Clarke R. Starnes III	37,565	184,069	19,264	736,270	920,339
Daryl N. Bible	37,565	184,069	19,264	736,270	920,339

(1)	The option exercise price for the 2015 awards is $38.22 per share, which was the closing price on February 24, 2015, the date of the grant. For additional detail, please refer to “Compensation of Executive Officers—2015 Outstanding Equity Awards at Fiscal Year-End.”
(2)	The table reflects the value the Compensation Committee seeks to deliver in making the award. The 2015 stock option and restricted stock unit awards were granted on February 24, 2015. In the case of both stock options and restricted stock units, the number of options or units granted was determined by dividing the target amount of compensation by the estimated value of each equity award. For stock options, the award was valued based on the Black-Scholes value of the options ($4.90). For restricted stock units, the number of units awarded was based on the closing price of BB&T’s common stock on the grant date ($38.22).
(3)	In accordance with SEC rules, the value of the awards reported in the 2015 Summary Compensation Table is the fair value of the awards on the grant date. For stock options, the grant date fair value was the same as the value used by the Compensation Committee to determine stock option awards ($4.90). For restricted stock units, the grant date fair value of $34.36 was calculated by discounting the closing price of BB&T’s common stock on the grant date by the present value of the dividends that are expected to be forgone during the three-year vesting period. For the grant date fair value of the awards and a discussion of how we compute the fair value, please refer to columns (d) and (e) of the 2015 Summary Compensation Table included in the “Compensation of Executive Officers” section below.

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Compensation Discussion and Analysis

LTIP PROGRAM SUMMARY

LTIP awards reward performance measured by our ROCE relative to our Peer Group over a three year performance cycle. Each year begins a new three-year performance cycle, and at the beginning of the cycle, the Compensation Committee establishes the performance measures and payout range. The Compensation Committee believes that measuring ROCE over a three-year period relative to the Peer Group provides a valuable measure of company performance over time.

LTIP awards are payable, in the Compensation Committee’s discretion, in the form of shares of BB&T common stock, cash or a combination of both. LTIP awards have historically been paid in cash. The Compensation Committee believes that with approximately 64% of the NEOs’ long-term incentive compensation currently consisting of equity, it is appropriate to pay the LTIP awards in cash, rather than additional equity, especially in light of the substantial BB&T common stock holdings of each of the NEOs.

The LTIP award is calculated as follows:

Target Award Opportunity (as % of base salary)	X	3-Year Average Salary	X	Performance Scale Payout %

2013-2015 LTIP Cycle (Paid in March 2016)

The performance matrix for the 2013-2015 LTIP award follows. Under the matrix, our actual ROCE performance relative to the Peer Group translates to a corresponding payout percentage on a simple interpolation basis.

2013-2015 LTIP CYCLE PERFORMANCE MATRIX

Level of Achievement	Percentile Performance of BB&T ROCE Relative to Peer Group ROCE	Payout Percent of Participant’s Target Award Opportunity
Threshold	25th	50%
	30th	60%
	35th	70%
	40th	80%
	45th	90%
Target	50th	100%
	55th	110%
	60th	120%
	65th	130%
	70th	140%
Maximum	75th or greater	150%

Our average ROCE performance for 2013-2015 was 9.73%, which placed us in the 61st percentile of the Peer Group and generated a payout of 123% of the target award opportunity. Our ROCE performance includes adjustments to our GAAP net income approved by the Compensation Committee. Please refer to Annex A for a GAAP reconciliation.

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Compensation Discussion and Analysis

Based on these results, executives received the following 2013-2015 LTIP payouts:

2013-2015 LTIP CYCLE PAYMENTS

Name	Threshold($)(1)	Target($)	Maximum($)	Actual LTIP Payment, Based on 2013-2015 Performance($)(2)
Kelly S. King	814,000	1,628,000	2,442,000	2,009,603
Christopher L. Henson	336,250	672,500	1,008,750	830,134
Ricky K. Brown	336,250	672,500	1,008,750	830,134
Clarke R. Starnes III	255,000	510,000	765,000	629,544
Daryl N. Bible	255,000	510,000	765,000	629,544

(1)	The threshold payments represented above show the minimum amount to be received if threshold performance is met.
(2)	Under the approved formula, the actual payment is based on the actual average salary paid over the three-year performance cycle.

2015-2017 LTIP Cycle (Payable in 2018)

Our 2015-2017 LTIP awards use a ROCE performance hurdle in addition to assessing our average ROCE performance relative to the Peer Group. If our average ROCE performance is not at least 3%, then the hurdle is not cleared and no payout is earned. If the ROCE hurdle is cleared, then our ROCE performance relative to the Peer Group is measured per the performance matrix below. In establishing the ROCE performance hurdle, the Compensation Committee determined that 3% average three-year ROCE was the minimum level of performance where a payout would be justified, irrespective of our relative Peer Group performance.

Also consistent with LTIP awards made in 2014, the maximum payout level for the 2015-2017 LTIP awards is 125% of the target award opportunity.

2015-2017 LTIP CYCLE PERFORMANCE MATRIX

Level of Achievement	Percentile Performance of BB&T ROCE Relative to Peer Group ROCE	Payout Percent of Participant’s Target Award Opportunity
Threshold	25th	50%
	30th	60%
	35th	70%
	40th	80%
	45th	90%
Target	50th	100%
	55th	110%
	60th	120%
Maximum	62 1/2 or greater	125%

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Compensation Discussion and Analysis

Merger Incentive

On June 23, 2015, the Compensation Committee adopted the Merger Completion Incentive Program (the “Merger Incentive”), a unique, one-time incentive opportunity to reward significant strategic achievements related to the successful acquisition and conversion of Susquehanna, an $18.3 billion asset bank headquartered in Central Pennsylvania. At the time the Merger Incentive was approved, the Susquehanna merger had not yet closed as regulatory approval was still pending. Successfully closing and converting the Susquehanna merger were seen as critical strategic goals representing a significant investment in BB&T’s future growth and success.

While the operational conversion in November 2015 triggered the ability to pay the incentive, the Compensation Committee considered a broad review of performance and strategic considerations before approving the payout on December 31, 2015. Below we summarize the objectives, incentive features, payout considerations and resulting awards.

Objective and Purpose of Merger Incentive

•	Provide opportunity for a one-time, special recognition of significant achievements related to the successful integration and conversion of Susquehanna (BB&T’s largest merger to date)

•	Reinforce the strategic importance of the acquisition to BB&T’s future success and long-term shareholder value

•

Recognize the difficulty of completing significant transactions in recent years (at the time, BB&T was the only bank in its peer group to complete an acquisition of this size in three years, as bank M&A was limited largely due to uncertainty regarding the ability to obtain regulatory approval)

Award Features

•	One-time, special incentive, not intended to be a regular component of our compensation program

•	Full Compensation Committee discretion to choose the form of payment (cash and/or equity) and to reduce payments (including to zero) based on its assessment of BB&T’s overall performance

•

Award opportunities reflect a modest component of executives’ total 2015 compensation (Merger Incentive award opportunity was set at approximately 50% of each NEO’s Annual Incentive Award target award opportunity)

•

Award contingent on successful operational conversion, defined as the time BB&T’s computer systems became the current and primary systems of record for Susquehanna’s transactional and accounting data (conversion is also when Susquehanna’s bank and ATM signage change to BB&T and legacy Susquehanna customers begin operating within the BB&T environment)

•	Award contingent on conversion occurring before June 23, 2016

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Compensation Discussion and Analysis

Payout Considerations

During December 2015, the Compensation Committee conducted a thorough evaluation of the conversion results as well as BB&T’s overall performance. The following factors were considered:

Successful and Well-Executed Conversion

The Compensation Committee considered in-depth reports detailing the conversion results, including but not limited to:

•	Conversion of nearly 900,000 deposit accounts and 140,000 loans

•	Conversion of 245 bank branches and 300 ATMs

•	Dissolution or merger of thirty-three subsidiaries and non-consolidated legal entities

•	Establishment of new call center in Lititz, Pennsylvania

•	Limited client issues that were resolved quickly

•	On track to achieve targeted cost savings from the merger

Based on its review of the conversion, the Compensation Committee determined that the Susquehanna conversion was successful and well executed.

Evaluation of BB&T’s Overall Performance

The Compensation Committee also considered our financial performance and strategic initiatives, including, but not limited to, the following:

•

BB&T’s financial strength and ability to obtain regulatory approval for several acquisitions reinforced the positive impact from significant investments in people, processes, systems, capital, liquidity and risk management

•    We closed multiple bank acquisitions during 2015 and announced another sizable acquisition (National Penn), which is scheduled to close in 2016

•    The Bank of Kentucky and Susquehanna transactions were the first acquisitions by a “systemically important” acquirer to be approved by the Federal Reserve in over two years

•

The Susquehanna and National Penn regulatory approvals took only eight months and four months, respectively, from announcement, in an environment where other banks experienced significant delays (multi-year, in the instance of one peer) in achieving approval for acquisitions

•

Management was able to achieve virtually all strategic objectives with no delays in ongoing strategic projects (including key infrastructure investments) and strategies, or compromise of BB&T’s vision, mission or values

•	BB&T increased its quarterly common stock dividend by 12.5% in 2015

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Compensation Discussion and Analysis

•	Overall, our TSR performance relative to the Peer Group improved as of December 31, 2015 versus 2014

•	BB&T successfully rolled out U by BB&T, a groundbreaking mobile and online banking platform

Historical Compensation Factors

As context for the granting of this one-time incentive and the determination of whether to make payments under the incentive, the Compensation Committee considered several historical compensation issues involving Executive Management that stemmed from regulatory feedback:

•

In 2013, BB&T reduced the maximum payout level for the 2014 annual incentive plan from 150% to 125% (which followed a reduction to the 2013 annual incentive’s maximum payout level from 200% to 150% as a result of similar regulatory feedback). A subsequent peer review made clear that the overwhelming majority of our peers all retained substantially higher payout opportunities, and that this compensation element was below market practice. Additionally, an unintended plan design feature caused reduced payouts under our 2014 annual incentive plan for Executive Management (such reductions were not applied to non-Executive Management associates).

•

Also in 2013, the maximum payout level for the 2014-2016 LTIP was reduced from 150% to 125% (which followed a reduction to the maximum payout level for the 2012-2014 LTIP from 200% to 150% as a result of similar regulatory feedback). A subsequent peer review made clear that the overwhelming majority of our peers granted long-term incentives with substantially higher payout opportunities, and that this compensation element was below market.

•

Further, the 2012-2014 LTIP used, for the first time, a performance band structure. However, the structure unintentionally did not provide interpolation between performance band levels. As a result, BB&T’s ROCE performance (72nd percentile relative to peers) missed the 75th percentile maximum payout by only three percentage points, but yielded a target level payout instead of a nearly maximum payout.

Prior to its consideration of whether to establish the Merger Incentive, the Compensation Committee considered all three of these issues and debated a simple special cash bonus, as BB&T’s culture strongly supports doing what is right and fair, especially in regard to compensation matters. The Compensation Committee believed that such payments would have been consistent with BB&T’s corporate values of justice, but ultimately refrained from doing so because such award would not be performance based and, therefore, would have been at odds with the Compensation Committee’s pay-for-performance philosophy.

Accordingly, the most important contextual point is that this special, one-time Merger Incentive is not a part of our normal compensation philosophy and is not expected to be used again, and in considering whether to payout the Merger Incentive, the Compensation Committee was mindful of these historical compensation matters.

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Compensation Discussion and Analysis

Shareholder Feedback

At the Compensation Committee’s direction, we conducted an expanded shareholder engagement program in the fall of 2015. The Chair of the Compensation Committee led a number of the shareholder meetings. One of the topics for discussion was the Merger Incentive. After hearing our explanation of the rationale for the Merger Incentive, shareholders were generally supportive of the award and expressed that the amounts seemed reasonable.

Shareholder Feedback	Compensation Committee Response

Shareholders generally expressed that incentives like the Merger Incentive should not become a regular feature of BB&T’s compensation program as M&A is part of BB&T’s ordinary course historical practice.

The Compensation Committee agrees. The Merger Incentive is a one-time event that was designed to reward differentiating performance and is not expected to be repeated. We have never before provided an incentive tied to M&A activity.
Some shareholders suggested that awards under the Merger Incentive be in the form of equity, preferably with a vesting or performance component.	Based on this shareholder feedback, the Compensation Committee elected to pay awards under the Merger Incentive 50% in RSUs that vest over a three-year period and 50% in cash. The RSUs include performance features and are subject to forfeiture for any significant negative risk outcomes, which include any arising out of the Susquehanna merger. Additionally, RSU awards do not count toward pension benefits.

Several shareholders noted that the Merger Incentive could lead to a perception that Executive Management would be paid twice for Susquehanna in that the merger is accretive to BB&T’s earnings and would therefore flow through BB&T’s regular compensation program.

The Compensation Committee excluded the Susquehanna results from the EPS component of the 2015 Annual Incentive Award for Executive Management. The Committee also felt that the Susquehanna merger was a differentiating strategic event and, accordingly, felt it was fair to include our full earnings for the compensation elements that measure our performance relative to the Peer Group.

Other Considerations

In addition, the Committee recognized several accolades about BB&T and the acquisition. Bloomberg Markets magazine rated BB&T as one of the top 15 strongest banks in the world and one of the three strongest in the United States. American Banker magazine named CEO Kelly S. King banker of the year for 2015 for steering BB&T “…through an extended period of industry adversity, while providing a blueprint for large-scale M&A.” In addition, SNL Financial named Mr. King one of its “Most Influential” in banking in 2015 and 2014.

Payouts

On December 31, 2015, after considering the above factors and reviewing year-end information, including final 2015 TSR, the Compensation Committee determined that the Susquehanna conversion was successful and BB&T’s overall performance for 2015 was solid and, accordingly, decided to pay the full award opportunity under the Merger Incentive. Based on shareholder feedback and a desire to ensure that payouts would be subject to the continued success of the acquisition and BB&T as a whole, the Committee determined to pay the awards in a combination of RSUs and cash. RSU awards are subject to forfeiture if BB&T experiences a negative operating loss or a significant negative risk outcome (including any arising out of the Susquehanna merger) during the vesting period.

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Compensation Discussion and Analysis

The following table outlines the award opportunities and final payouts:

Name	Total Award Opportunity ($)	Cash Awarded ($)	RSUs Awarded ($)	RSUs Awarded[1](#)
Kelly S. King	1,030,000	515,000	515,000	13,620
Christopher L. Henson	450,000	225,000	225,000	5,950
Ricky K. Brown	450,000	225,000	225,000	5,950
Clarke R. Starnes	335,000	167,500	167,500	4,430
Daryl N. Bible	335,000	167,500	167,500	4,430

Total:	$2,600,000	$1,300,000	$1,300,000	34,380

[1]

The number of RSUs awarded was calculated by dividing the “RSUs Awarded ($)” by the closing price of BB&T Stock on December 31, 2015 of $37.81. The RSUs ratably vest in 3 equal annual installments beginning on February 15, 2017. See “Incentive Stock Program Summary” for a discussion of other terms of our RSU awards.

Performance Adjustments and Considerations

The Compensation Committee retains discretion to make adjustments to our performance, as well as the reported results from members of our Peer Group, for purposes of making performance-based compensation awards.

•

In February, the Compensation Committee receives preliminary performance information for the prior year, and historically has made adjustments to our reported results (e.g., net income) to ensure that the applicable compensatory plans fairly compensate participants for core BB&T performance.

•	The Compensation Committee may also make adjustments to the reported performance of Peer Group members for awards that measure our performance relative to the Peer Group.

•	Reconciliation of adjustments that the Compensation Committee made for the purposes of certifying 2015 performance are included in Annex A to this proxy statement.

Unless otherwise indicated, discussions of 2015 performance for compensation purposes in this proxy statement include these adjustments made by the Compensation Committee.

Pension Plan

•

We provide the BB&T Corporation Pension Plan, a tax-qualified defined benefit retirement plan for eligible associates (the “Pension Plan”). We are among the few remaining companies that offers a traditional pension plan.

•

We also provide an excess benefit plan, the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Excess Plan”), to augment the benefits payable under the Pension Plan to the extent that such benefits are curtailed by application of certain tax limitations. The Compensation Committee believes that the benefits provided by the Excess Plan assure that we will receive the executive retention benefits of the Pension Plan.

•	The Pension Plan and the Excess Plan are broad-based benefits and the NEOs participate in the Pension Plan and the Excess Plan on the same basis as other similarly situated associates.

•

The Pension Plan and the Excess Plan provide retirement benefits based on length of service and salary level prior to retirement with benefits increasing substantially as a participant approaches retirement.

•	Four of the five NEOs have spent substantially all of their professional careers at BB&T and have built up significant benefits under the Pension Plan. Three of the five NEOs are retirement eligible.

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Compensation Discussion and Analysis

We believe the retirement benefits provided by the Pension Plan are meaningful to all associates, but especially to those who devote substantial service to BB&T. Moreover, we view the Pension Plan and the Excess Plan as important retention tools for the NEOs and other highly compensated associates in the later stages of their careers because these retirement benefits could not easily be replicated upon the associate’s departure from the Corporation prior to retirement. The Compensation Committee believes that while the overall retirement benefits provided to the NEOs are in line with those provided by its Peer Group, the Pension Plan and Excess Plan provide us with a competitive advantage in attracting and retaining talent in light of the high number of companies that have frozen or abandoned traditional pension plans in recent years.

Perquisites Practices

The NEOs receive limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. Executive Management, including the NEOs, do not receive perquisites such as personal club memberships, corporate housing or personal travel on the company’s airplane.

Other Employee Benefits

During 2015, we maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible associates of BB&T. These plans consist of the following:

•

the BB&T Corporation 401(k) Savings Plan, which in 2015 permitted associates to contribute up to 50% of their cash compensation, on a tax-deferred basis, within certain IRS compensation deferral amount limits applicable to tax-qualified retirement plans, with BB&T matching deferrals up to 6% of their compensation;

•

the BB&T Corporation Non-Qualified Defined Contribution Plan, which is designed to augment the benefits under the BB&T Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Code (during 2015, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation with certain participants eligible to receive a matching contribution of up to 6% of their compensation);

•	a medical plan that provides coverage for all eligible associates; and

•	certain other welfare benefits (such as sick leave, vacation, dental and vision coverage, etc.).

We also provide disability insurance for the benefit of our associates (including each of the NEOs) which, in the event of disability, pays an associate 50% of the associate’s monthly compensation, subject to a cap of $35,000 per month. Under this program, associates may select greater disability coverage with a benefit that pays 60% of their monthly compensation; however, associates are required to pay the additional premium (over that already paid by us to receive the standard 50% coverage) to receive this heightened level of coverage. If a member of Executive Management, including a NEO, became disabled and the insurance benefit was limited due to the monthly cap, we would provide supplemental payments to the member of Executive Management to bring the monthly payment up to the selected coverage level.

The employee benefits for the NEOs discussed in this subsection are determined by the same criteria applicable to all of our associates. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with BB&T. These benefits help keep us competitive in attracting and retaining associates. We believe that our employee benefits are generally on par with benefits provided by the Peer Group and consistent with industry standards.

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Compensation Discussion and Analysis

Section 3—BB&T’s Executive Compensation Process

Role of Compensation Committee

The Compensation Committee administers BB&T’s compensation program for Executive Management, including each of the NEOs. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to:

•	reviewing and approving the compensation for the Chief Executive Officer, the remaining NEOs and other members of Executive Management;

•	selecting and approving the performance metrics and goals for all Executive Management compensation programs and evaluating performance at the end of each performance period; and

•	approving Annual Incentive Award opportunities, Incentive Stock Awards and LTIP award opportunities.

In making compensation decisions, the Compensation Committee uses several resources and tools, including the services of its independent compensation consultant, Compensation Advisory Partners and, as of October 2015, Meridian Compensation Partners LLC. The Committee also considers summary analyses of total compensation delineating each compensation element (“tally sheets”), executive risk scorecards provided by our Chief Risk Officer, competitive benchmarking and other analyses, as further described below.

In addition, the Compensation Committee periodically receives reports from our Chief Risk Officer regarding our risk environment and risk management practices, from our Chief Compliance Officer regarding compliance and risk matters and from our General Auditor, the head of our internal audit function, regarding our internal controls and regularly reviews the minutes of the Risk Committee of the Board of Directors. The purpose of these reports is to allow the Compensation Committee to evaluate our current risk environment and internal control positions relevant to incentive compensation, and to take these issues into consideration when determining incentive compensation.

The Chief Executive Officer also is involved in compensation determinations for other members of Executive Management (including compensation for each of the NEOs) and makes recommendations to the Compensation Committee on base salary and the other compensation elements. We believe that the Chief Executive Officer is in the best possible position to assess the performance of the other members of Executive Management, and he accordingly plays an important role in the compensation setting process. However, decisions about individual compensation elements and total compensation, including those related to the Chief Executive Officer, are ultimately made by the Compensation Committee using its judgment, focusing primarily on the executive officer’s performance and BB&T’s overall performance, particularly in light of the business environment in which the results were achieved.

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Compensation Discussion and Analysis

The following table illustrates the Compensation Committee’s executive compensation process timeline at BB&T. In addition, the Compensation Committee’s independent compensation consultant attends and participates in Committee meetings from time to time throughout the year.

Executive Compensation Process
February Teleconference	•	Receive risk management update on risk appetite and events that could impact incentive compensation
	•	Joint meeting among the Compensation, Audit and Risk Committees
	•	Review executive risk scorecards for the prior year
	•	Review projected financial results with proposed adjustments for incentive plans
	•	Receive update from BB&T’s General Auditor regarding the effectiveness of internal controls
	•	Receive a report from BB&T’s Chief Compliance Officer regarding compliance and risk matters
February Meeting	•	Approve financial results and proposed adjustments for incentive plans
	•	Determine payments/vesting for incentive plans with performance periods completed the prior year (Annual Incentive Awards, LTIP, and Incentive Stock Awards)
	•	Approve peer group for the current year
	•	Determine compensation for the current year—base salary increases (if any), cash incentive plans (Annual Incentive Awards and LTIP) and Incentive Stock Awards
	•	Review and approve the draft Compensation Discussion and Analysis and the draft Compensation Committee Report on Executive Compensation sections of the proxy statement
June Meeting	•	Review projected financial results with proposed adjustments for incentive plans
October Meeting	•	Receive risk management update on risk appetite and events that could impact incentive compensation
	•	Joint meeting among the Compensation, Audit and Risk Committees
	•	Review projected financial results with proposed adjustments for incentive plans
	•	Review of Executive Management compensation with the Compensation Committee’s independent compensation consultant
	•	Conduct a mid-year review of current executive risk scorecards
December Meeting	•	Review projected financial results with proposed adjustments for incentive plans
	•	Conduct annual review of director compensation
	•	Consider retaining the Compensation Committee’s independent compensation consultant for the upcoming year

Role of Compensation Consultant

The Compensation Committee engages an independent compensation consultant to provide market reference perspective and serve as an advisor. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee. Further, the Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and other retention terms, including the authority to limit the amount of fees the independent compensation consultant may earn from other services provided to BB&T. For January to October 2015, the Compensation Committee retained Compensation Advisory

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Compensation Discussion and Analysis

Partners to act as the Committee’s independent compensation consultant. In this capacity, Compensation Advisory Partners performed a review of our executive compensation programs, peer group analysis, advised on regulatory developments, corporate governance and best practice trends.

In keeping with its responsibilities in managing our compensation program, the Compensation Committee periodically reviews its outside advisors. Last year, the Compensation Committee met with several compensation consulting firms as part of a governance review of executive compensation providers. After considering the services offered by several firms, the Compensation Committee determined to retain Meridian Compensation Partners in October 2015 as its new independent compensation consultant.

The Compensation Committee determined that, based on an assessment of NYSE factors, the consulting firms retained were independent and that engagement of these firms did not present any conflicts of interest. In making this determination, the Compensation Committee noted that (a) the consultants provide no other services to BB&T other than compensation consulting, (b) no personal or business relationships exist between the consultants and members of our Board or executive officers, (c) the consultants do not directly own any shares of BB&T stock, and (d) the consultants retain a written policy designed to avoid conflicts of interest that may arise. Each consultant also determined that it was independent from our management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

During 2015, the compensation consultants provided the following services to the Compensation Committee:

•	reviewed our company’s total compensation philosophy for reasonableness and appropriateness;

•	reviewed overall compensation levels;

•	reviewed our total executive compensation program and advised the Compensation Committee of plans or practices that may be changed to improve effectiveness;

•	provided market and peer data and recommendations on Executive Management compensation;

•	assisted in analyzing the risk impact of our compensation practices including with respect to the Merger Incentive;

•	reviewed public disclosure on compensation, including the draft Compensation Discussion and Analysis and related tables and compensation disclosures for our proxy statement; and

•	advised the Compensation Committee regarding the compensation of outside directors.

In order for a compensation consultant to provide effective advice, the Compensation Committee expects them to interact with our management from time to time. These interactions generally involve, among other things:

•	obtaining compensation and benefits data, as well as other relevant information that is not available from public sources;

•	working with management to understand the scope of the various executive jobs in order to provide accurate benchmarking; and

•	conferring with management so that factual and data analyses are accurate and up-to-date.

This process enables the compensation consultant to identify any areas where further research or analysis may be necessary, while allowing it to discuss any changes to the compensation program or refine recommendations before finalizing its reports to the Compensation Committee.

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Compensation Discussion and Analysis

Benchmarking and Competitive Analyses

The compensation structure for Executive Management, which includes the NEOs, emphasizes variable pay based on performance. We generally compare each element of compensation against what the Compensation Committee determines is a reasonable grouping of publicly traded bank or financial services holding companies (identified below, the “Peer Group”).

Throughout 2015 and continuing into 2016, the Compensation Committee has carefully considered its benchmarking practices. The Compensation Committee reevaluated the peer group for 2016 and decided to add one larger bank (Wells Fargo) and one bank closer in size (Citizens Financial). The nature of the market limits the number of larger peers with a reasonably comparable business model. During our shareholder engagement program we received feedback that shareholders preferred that compensation opportunities generally not be targeted above the median of the Peer Group, irrespective of our relative size. Accordingly, the Compensation Committee will be closely monitoring peer and market compensation practices and the Compensation Committee may make additional changes to the executive compensation program (or awards) in furtherance of its commitment to provide a compensation program that is competitive, performance-based, risk balanced and aligned with the goals of our shareholders and regulatory expectations. The Compensation Committee is committed to implementing a strategy in 2016 to provide target compensation opportunities that are aligned with the median of the Peer Group.

In evaluating our 2015 Peer Group, the Compensation Committee considered a number of factors, including that our asset size and market capitalization are in the top quartile of our Peer Group. Also considered was the independent compensation consultant’s advice that the most significant correlating factors for compensation levels of financial services institutions are asset size and market capitalization. Accordingly, for 2015 the Compensation Committee considered the compensation positioning relative to the members of the Peer Group most comparable to us in terms of asset size and market capitalization (which we refer to as the “Comparable Size Peers” as indicated in the table below) in addition to positioning relative to the overarching Peer Group. Our asset size approximates the median asset size of our Comparable Size Peers.

BB&T 2015 PEER GROUP
❖ Comerica	❖ PNC
❖ Fifth Third	❖ Regions
❖ Huntington	❖ SunTrust
❖ KeyCorp	❖ U.S. Bancorp
❖ M&T	❖ Zions

Comparable Size Peers appear in burgundy.

In considering the NEOs’ total compensation opportunities for 2015, the Compensation Committee’s objective was to target total compensation opportunities near the median of the Comparable Size Peers, which resulted in an overall compensation opportunity positioning above the median of the Peer Group. In making this determination, the Compensation Committee specifically considered that it was important to maintain the competitiveness of pay opportunities in light of the significant regulatory, competitive and economic challenges facing the financial services industry and the high demand for our talented, long-tenured and highly marketable Executive Management team. Also considered was that regulatory pressure has resulted in our executive compensation program shifting away from peer practice in several important aspects, possibly compromising the competitiveness of our compensation program.

In addition to the external Peer Group analysis, the Compensation Committee also reviews detailed tally sheets for each executive and reviews the total compensation of the Executive Management team relative to one another. This practice is consistent with our compensation philosophy of rewarding our employees based upon their level of responsibility within the Company.

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Compensation Discussion and Analysis

Executive Risk Scorecard

We utilize an executive risk scorecard which the Compensation Committee may use to adjust, if necessary, the short-term and long-term incentive compensation of each member of Executive Management (which includes the NEOs). The executive risk scorecard:

•	allows for evaluation of both corporate and individual results that can be compared to stated risk appetites in all risk categories;

•	presents the positive and negative risk outcomes that have influenced each risk category and includes recommended actions with respect to significant negative outcomes;

•	is used in conjunction with the recommendations of the Chief Risk Officer, the CEO and the Committee’s own insight and evaluation;

•	is included as part of our risk review process in which 100% of each Executive Manager’s short-term and long-term compensation for 2015 is subject to potential adjustment;

•	was developed by our Senior Risk and Compliance Officers; and

•	is reviewed by the independent compensation consultant.

The Compensation Committee believes that the executive risk scorecard is an important element to ensure that incentive compensation at the Executive Management level is risk balanced. The use of this risk scorecard has been discussed with our regulators as an additional way to conform to incentive compensation guidance and best practices.

Section 4—Other Aspects of BB&T’s Executive Compensation Program

In addition to the key components of our executive compensation program described in Section 2 above, other significant policies, plans and factors influence executive compensation, including the compensation of the NEOs. These items provide meaningful value to members of Executive Management, including the NEOs, while at the same time promoting the retention of these highly valued executives and aligning their interests with those of the shareholders.

Stock Ownership Guidelines for Executive Management

The Compensation Committee believes that members of Executive Management, including the NEOs, should accumulate meaningful equity stakes in BB&T over time to further align their economic interests with the interests of shareholders, thereby promoting our objective of increasing shareholder value.

The table below summarizes the stock ownership guidelines for our NEOs. Each of our NEOs currently exceeds these guidelines.

Name	Stock Ownership Guidelines	Approximate Stock Value to be held Under Stock Ownership Guidelines(1)
Kelly S. King	5x Base Salary	$5,375,000
Christopher L. Henson	3x Base Salary	$2,100,000
Ricky K. Brown	3x Base Salary	$2,100,000
Clarke R. Starnes	3x Base Salary	$1,770,000
Daryl N. Bible	3x Base Salary	$1,770,000

(1)	Under the stock ownership guidelines, all shares of BB&T common stock held or controlled by the individual are considered in determining compliance with the ownership requirement, including, but not limited to, direct holdings, shares in qualified and nonqualified individual account plans sponsored by BB&T, and unvested restricted stock units and restricted shares (but not stock options) granted by us.

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Compensation Discussion and Analysis

Risk Management

In establishing and reviewing the executive compensation program, the Compensation Committee annually considers whether the program encourages unnecessary or excessive risk taking. The goal of the Compensation Committee is to establish a compensation program designed to encourage prudent risk management and discourage inappropriate risk-taking by granting a diverse portfolio of compensation to the NEOs and other members of Executive Management that is expected to reward the creation of shareholder value over time. To help achieve this goal, the Compensation Committee considers the risk profile of the primary compensation elements. The Compensation Committee believes that because the base salaries of the NEOs and the other members of Executive Management are fixed in amount they do not encourage inappropriate risk-taking. In addition, a significant proportion of compensation provided to the NEOs and other members of Executive Management is in the form of equity awards that have performance and retention features that extend over a period of years. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our stock price. In addition, because awards are subject to long-term vesting schedules they help ensure that the NEOs and other members of Executive Management have significant value tied to long-term stock price performance. Also, LTIP awards are based on our performance over a three-year period, which encourages the NEOs to focus on long-term performance in addition to annual results, further reducing risk-taking that is likely to produce only short-term benefits and allowing sufficient time for risk outcomes to emerge.

The Compensation Committee is responsible for exercising authority to modify payments and impose or release “holdbacks” from Executive Management’s incentive compensation arrangements, based on a risk review or regulatory requirements. When determining incentive compensation and consistent with regulatory guidance, the Compensation Committee evaluates our current risk environment and internal control positions relevant to incentive compensation, and reviews the reports, including executive risk scorecards, provided by our Chief Risk Officer. The Compensation Committee also receives reports from our General Auditor, the head of BB&T’s internal audit function, regarding the effectiveness of our overall system of internal controls. Please also refer to the below discussion of the Compensation Committee’s broad clawback ability and, in Section 3, the use of an executive risk scorecard to adjust compensation, if necessary, for negative risk outcomes.

In addition, and consistent with our compensation philosophy of rewarding the NEOs based on the long-term success of BB&T, our Codes of Ethics and Insider Trading Policy prohibit all associates, including the NEOs, from speculative trading in BB&T common stock (including prohibitions on buying call options and selling put options for our common stock) and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of common stock. Our Corporate Governance Guidelines contain a similar prohibition applicable to members of Executive Management and also prohibit members of Executive Management from entering into hedging strategies and limit pledging activity. See “Pledging/Hedging of Shares” below.

Compensation Clawbacks

Our Board believes that the current structure of BB&T’s incentive compensation recoupment practices is appropriate, effective, and provides a balanced approach to risk management and properly aligns the interests of our Executive Management and shareholders.

Our 2012 Incentive Plan and award agreements contain broad language regarding clawbacks and make all awards subject to recoupment to the extent determined by the Compensation Committee. Any and all amounts payable under the 2012 Incentive Plan or paid under the 2012 Incentive Plan are subject to clawback, forfeiture, and reduction to the extent determined by the Compensation Committee as necessary to comply with applicable law and/or policies adopted by BB&T.

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Compensation Discussion and Analysis

Responsible Equity Grant Practices

Generally, the timing of our regular annual equity awards is determined months in advance of the actual grants in order to coincide with the regular February meetings of the Board and the Compensation Committee. The grant date is established when the grants and all key terms are approved by the Board or the Compensation Committee, as the case may be. The exercise price for each stock option grant in 2015 was the market closing price on the date of grant. For the 2015 Incentive Stock Awards, the Compensation Committee also used the closing price of our common stock on the grant date to determine the number of restricted stock unit awards. In addition, the 2012 Incentive Plan includes prohibitions on the direct and indirect repricing of stock options without shareholder approval. We are required to recognize the expense of all share-based awards (such as stock options and restricted stock units) in our income statement over the award’s minimum required service period.

Pledging/Hedging of Shares

Consistent with our compensation philosophy of rewarding the NEOs based on the long-term success of BB&T, our Codes of Ethics and Insider Trading Policy prohibit all associates, including the NEOs, from speculative trading in BB&T common stock (including prohibitions on buying call options and selling put options for our common stock) and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of common stock. Our Corporate Governance Guidelines contain a similar prohibition applicable to members of Executive Management and also prohibit members of Executive Management, including the NEOs, from entering into hedging strategies that protect against downside risk in our common stock. Furthermore, our Corporate Governance Guidelines limit pledging activity so that future share pledges by directors and members of Executive Management are limited to those shares in excess of each individual’s share ownership requirements.

Employment Agreements

We use employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, the employment agreements are entered into with high-performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the executives relative to the needs of BB&T and its shareholders. All the NEOs have entered into employment agreements with BB&T. Each employment agreement with the NEOs includes provisions: (a) generally prohibiting the executive from competing against us (or working for a competitor) if the executive leaves BB&T; (b) providing for payments if the executive is terminated by us for other than “Just Cause” or if the executive voluntarily terminates his employment with us for “Good Reason;” and (c) generally providing for payments under various termination scenarios following a “Change of Control.” These arrangements set compensation and benefits payable to the NEOs in certain termination and merger and acquisition scenarios, giving them some certainty regarding their individual outcomes under these circumstances. Specifically, we believe the “Change of Control” provisions appropriately minimize the distraction of the NEOs in the event of a significant merger and acquisition scenario, allowing them to remain objective and focused on maximizing shareholder value.

The employment agreements for the NEOs provide that, under certain circumstances upon leaving the employment of BB&T and Branch Bank, the executive may not compete in the banking business, directly or indirectly, against the Corporation, Branch Bank and their affiliates. This prohibition generally precludes the NEO from working for a direct competitor with a banking presence within the continental United States. Additionally, the employment agreements for the NEOs prohibit the executive from soliciting or assisting in the solicitation of any of our depositors, customers, or affiliates, or inducing any of our associates to terminate their employment with BB&T or its affiliates. These noncompetition and nonsolicitation provisions generally will be effective until the one-year anniversary of the NEO’s termination. These noncompetition provisions generally are not effective if the NEO terminates employment after a “Change of Control.”

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Compensation Discussion and Analysis

The employment agreements have terms of 36 months that automatically extend monthly by an additional month, absent contrary notice by either party. The term of any employment agreement ends when such NEO reaches age 65, with the exception of Mr. King, whose employment agreement does not contain that provision. Information provided by the independent compensation consultant showed that providing a three-year contract term is a common practice within the financial services industry. The Compensation Committee believes that a three-year term provides appropriate incentives for retention, protections against unjustified terminations, and is in line with other financial services companies. The employment agreements provide for reductions in payments to the extent necessary to avoid exceeding the limits established by Section 280G of the Code. Payments in excess of these limits are often referred to as “excess parachute payments,” and exceeding the Section 280G limits generally triggers an excise tax on the payments.

The Compensation Committee approves Executive Management’s employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in our business environment. The employment agreements for each of the NEOs are described in greater detail under the section “Compensation of Executive Officers – Narrative to 2015 Summary Compensation Table” and the section “Compensation of Executive Officers – Potential Payments Upon Termination or Change of Control.”

Tax Considerations

SECTION 162(M)

In establishing total compensation for the executive officers, the Compensation Committee considers the effect of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers other than the Chief Financial Officer (“Covered Employees”) unless the compensation qualifies as performance-based.

Our compensation philosophy and policies are generally intended to comply with Section 162(m) to the extent the Compensation Committee determines appropriate. In typical years, when establishing and administering our compensation programs, the Compensation Committee generally intends that performance-based compensation will be deductible under Section 162(m). However, the Compensation Committee retains the flexibility to pay compensation that is not deductible under Section 162(m) if the Compensation Committee determines it is in the best interest of the Corporation to do so. For example, vesting of the 2015 RSUs generally accelerates upon retirement for retirement-eligible grantees who are Covered Employees, including the NEOs, and therefore the awards will not be deductible under Section 162(m).

ANNUAL INCENTIVE AWARD 162(M) POOL AND 2015-2017 LTIP AWARDS

As discussed in Section 2 – Components of Executive Compensation, the Compensation Committee employed a performance-based compensation structure for the Annual Incentive Award that is sometimes referred to as a “162(m) Pool,” and retained the ability to exercise negative discretion to reduce Annual Incentive Award payments to the Covered Employees.

Under the 162(m) Pool structure, the Annual Incentive Awards for the Covered Employees were paid from a 162(m) Pool equal to 1.5% of BB&T’s 2015 income before taxes (pre-tax income), pursuant to a percentage of the pool assigned, within the first 90 days of 2015, to each Covered Employee (45.4% for Mr. King, 19.9% for Mr. Henson, 19.9% for Mr. Brown, and 14.8% for Mr. Starnes). Under the 2012 Incentive Plan, each Covered Employee’s Annual Incentive Award payment was also subject to a $7.5 million cap on the size of each individual payment. Under the 162(m) Pool, the Compensation Committee can exercise negative discretion (but not upward discretion) in determining the actual Annual Incentive Award payment amounts to the Covered Employees. For

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Compensation Discussion and Analysis

2015, the Compensation Committee approved in February 2016, through its exercise of negative discretion, actual Annual Incentive Award payment amounts to Covered Employees that were below each Covered Employee’s assigned percentage of the 162(m) Pool. Because the 2015 Annual Incentive Award awards to the Covered Employees were subject only to the negative discretion of the Compensation Committee to reduce potential awards payments, such awards are expected to qualify as “performance-based compensation” for Section 162(m) purposes and therefore should not be subject to the $1 million compensation deduction cap.

The 2015-2017 LTIP cycle awards similarly are expected to qualify as “performance-based compensation” for Section 162(m) purposes because they are subject only to the negative discretion of the Compensation Committee to reduce potential payments. The Compensation Committee expects that the amounts paid, if any, to the Covered Employees in 2018 for the 2015-2017 LTIP awards will not be subject to the Section 162(m) $1 million compensation deduction limit. The rules and regulations promulgated under Section 162(m) are complicated, however, and may change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that all amounts intended to comply with the requirements of Section 162(m) will so qualify.

Conclusion

BB&T and the Compensation Committee review all elements of our compensation program for the NEOs, including a tally sheet for each NEO delineating each element of the NEO’s compensation. In designing the various elements of the total compensation program, we have taken great care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short-term and long-term shareholder value while enabling us to retain our talented executives. We believe the total compensation for each NEO is reasonable and the components of our compensation program for the NEOs are consistent with market standards and with comparable programs of the Peer Group. The compensation program for the NEOs is based on our financial performance and links executive performance to our annual financial and operational results and the long-term financial interests of the shareholders. We further believe that the foregoing compensation philosophy is consistent with our corporate culture and objectives and has served, and will continue to serve, as a reasonable basis for administering our total compensation program, both for the NEOs and for all of our associates, for the foreseeable future.

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Compensation Discussion and Analysis

Compensation Committee Report on Executive Compensation

The Compensation Committee is composed entirely of non-employee directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board, which include the applicable NYSE standards. The Compensation Committee is responsible for oversight and review of our compensation and benefit plans, including administering our executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Management.

The Compensation Discussion and Analysis section of this proxy statement is management’s report on the Corporation’s compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

Edwin H. Welch, Ph.D., Chair	Louis B. Lynn, Ph.D.
Anna R. Cablik	Tommy N. Thompson
Eric C. Kendrick

Compensation Committee Interlocks and Insider Participation

The directors who constituted the Compensation Committee during some or all of 2015 were Anna R. Cablik, John P. Howe III, M.D., Eric C. Kendrick, Louis B. Lynn, Ph.D., Tollie W. Rich, Jr. and Edwin H. Welch, Ph.D. None of the individuals who served as a member of the Compensation Committee during 2015 was at any time an officer or an employee of BB&T or any of its subsidiaries or had any relationship with us requiring disclosure under SEC regulations.

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Compensation of Executive Officers

COMPENSATION OF EXECUTIVE OFFICERS

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position (1) (a)	Year	Salary ($)	Stock Awards (2)(3) ($)	Option Awards (2)(4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings (6) ($)	All Other Compensation (7) ($)	Total ($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Kelly S. King	2015	1,056,250	2,583,019	591,499	4,096,763	3,070,931	298,430	11,696,892
Chairman and Chief	2014	1,000,000	2,050,870	559,998	3,400,276	6,803,966	303,653	14,118,763
Executive Officer	2013	996,250	1,984,529	557,897	4,058,587	4,040,976	355,386	11,993,625
Christopher L. Henson	2015	691,250	1,069,201	241,938	1,741,055	1,173,107	136,024	5,052,575
Chief Operating Officer	2014	665,000	852,383	232,747	1,350,812	2,863,816	142,711	6,107,469
	2013	661,250	823,258	231,437	1,713,520	593,804	160,939	4,184,208
Ricky K. Brown	2015	691,250	1,069,201	241,938	1,741,055	1,574,421	136,024	5,453,889
Senior Executive Vice	2014	665,000	852,383	232,747	1,350,812	3,561,848	142,711	6,805,501
President and President, Community Banking	2013	661,250	823,258	231,437	1,713,520	951,910	158,914	4,540,289
Clarke R. Starnes III	2015	582,500	810,227	184,069	1,308,360	1,139,457	109,304	4,133,917
Senior Executive Vice	2014	560,000	648,063	176,959	1,071,738	2,794,286	114,974	5,366,020
President and Chief Risk Officer	2013	557,500	626,646	176,166	1,356,240	867,220	129,045	3,712,817
Daryl N. Bible	2015	582,500	810,227	184,069	1,308,360	408,120	109,304	3,402,580
Senior Executive Vice	2014	560,000	648,063	176,959	1,071,738	647,239	114,974	3,218,973
President and Chief Financial Officer	2013	557,500	626,646	176,166	1,356,240	220,843	145,229	3,082,624

(1)	In accordance with SEC regulations, the listed positions are those held as of December 31, 2015.
(2)	The amounts in column (d) and (e) reflect the dollar amount of fair value of the restricted stock unit and stock option awards, respectively, received in each year. The assumptions used in the calculation of these amounts for awards granted in 2015, 2014, and 2013 are included in Note 10 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. As discussed in the Compensation Discussion and Analysis, the outstanding restricted stock units and stock options remain subject to vesting criteria and accordingly, the NEO may never receive any value from such award.
(3)	The grant date fair value of the restricted stock unit awards and the corresponding number of restricted stock units for each of the last three years are as follows:

Name	Date of Grant	Restricted Stock Units (#)	Per Unit Grant Date Fair Value ($)	Grant Date Fair Value ($)
Kelly S. King	12/31/2015 2/24/2015 2/25/2014 2/26/2013	13,620 61,904 59,653 74,188	$33.48 $34.36 $34.38 $26.75	455,998 2,127,021 2,050,870 1,984,529
Christopher L. Henson	12/31/2015 2/24/2015 2/25/2014 2/26/2013	5,950 25,320 24,793 30,776	$33.48 $34.36 $34.38 $26.75	199,206 869,995 852,383 823,258
Ricky K. Brown	12/31/2015 2/24/2015 2/25/2014 2/26/2013	5,950 25,320 24,793 30,776	$33.48 $34.36 $34.38 $26.75	199,206 869,995 852,383 823,258
Clarke R. Starnes III	12/31/2015 2/24/2015 2/25/2014 2/26/2013	4,430 19,264 18,850 23,426	$33.48 $34.36 $34.38 $26.75	148,316 661,911 648,063 626,646
Daryl N. Bible	12/31/2015 2/24/2015 2/25/2014 2/26/2013	4,430 19,264 18,850 23,426	$33.48 $34.36 $34.38 $26.75	148,316 661,911 648,063 626,646

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(4)	The grant date fair value of option awards to the NEOs with the corresponding number of stock options for each of the last three years are as follows:

Name	Date of Grant	Stock Options (#)	Per Option Grant Date Fair Value ($)	Grant Date Fair Value ($)
Kelly S. King	2/24/2015 2/25/2014 2/26/2013	120,714 71,611 101,806	$4.90 $7.82 $5.48	591,499 559,998 557,897
Christopher L. Henson	2/24/2015 2/25/2014 2/26/2013	49,375 29,763 42,233	$4.90 $7.82 $5.48	241,938 232,747 231,437
Ricky K. Brown	2/24/2015 2/25/2014 2/26/2013	49,375 29,763 42,233	$4.90 $7.82 $5.48	241,938 232,747 231,437
Clarke R. Starnes III	2/24/2015 2/25/2014 2/26/2013	37,565 22,629 32,147	$4.90 $7.82 $5.48	184,069 176,959 176,166
Daryl N. Bible	2/24/2015 2/25/2014 2/26/2013	37,565 22,629 32,147	$4.90 $7.82 $5.48	184,069 176,959 176,166

(5)	Column (f) contains Annual Incentive Award and LTIP payments, as indicated in the following table. Column (f) also includes the cash payment under the Merger Incentive. Payments under each award occur when specific performance measures are achieved, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant.

	2015 Information ($)			2014 Information ($)		2013 Information ($)

Name	2015 Annual Incentive Award	2013-2015 LTIP	Merger Incentive	2014 Annual Incentive Award	2012-2014 LTIP	2013 Annual Incentive Award	2011-2013 LTIP
Kelly S. King	1,572,160	2,009,603	515,000	1,614,638	1,785,638	2,002,861	2,055,726
Christopher L. Henson	685,921	830,134	225,000	613,562	737,250	759,644	953,876
Ricky K. Brown	685,921	830,134	225,000	613,562	737,250	759,644	953,876
Clarke R. Starnes III	511,316	629,544	167,500	516,684	555,054	640,456	715,784
Daryl N. Bible	511,316	629,544	167,500	516,684	555,054	640,456	715,784

(6)	The amounts listed in column (g) are attributable to changes in the present value of the benefits under the BB&T Corporation Pension Plan and the BB&T Corporation Non-Qualified Defined Benefit Plan, as applicable, for each of the NEOs. The benefits the NEOs, including Mr. King, receive are calculated in the same manner as all plan participants. Mr. King’s increase in 2014 relative to the other listed years is primarily driven by his years of service, age, compensation and accounting changes regarding mortality tables and discount rates. Due to Mr. King’s long tenure, he receives the maximum credit for years of service under the plans. Additionally, Mr. King would receive his retirement benefits immediately upon retirement. Consistent with all plan participants, the calculations for these benefits generally reference the highest levels of compensation over a five-year consecutive period in the ten-year period before retirement.
(7)	The detail relating to “All Other Compensation” for 2015 found in column (h) to the Summary Compensation Table is set forth in the “Narrative to 2015 Summary Compensation Table”, which follows.

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Compensation of Executive Officers

NARRATIVE TO 2015 SUMMARY COMPENSATION TABLE

The following narrative focuses on NEO compensation for 2015. For a discussion that focuses on compensation for 2014 and 2013, please refer to the proxy statements for the annual meeting of shareholders that occurred on April 28, 2015 and April 29, 2014, respectively. Copies of prior years’ proxy statements are available for review on the SEC’s website at www.sec.gov.

All Other Compensation. The detail relating to the “All Other Compensation” for 2015 found in column (h) to the 2015 Summary Compensation Table is as follows:

COMPONENTS OF ALL OTHER COMPENSATION

Name	401(k) Match(1)($)	NQDC Match(2)($)
Kelly S. King	15,900	282,529
Christopher L. Henson	15,900	120,124
Ricky K. Brown	15,900	120,124
Clarke R. Starnes III	15,900	93,404
Daryl N. Bible	15,900	93,404

(1)	BB&T’s matching contribution under the BB&T Corporation 401(k) Savings Plan on behalf of the applicable NEO.
(2)	BB&T’s matching contribution to the BB&T Corporation Non-Qualified Defined Contribution Plan on behalf of the applicable NEO.

Compensation Program. As indicated in the 2015 Summary Compensation Table, salary as a percentage of total annual compensation (set forth in column (i) of the 2015 Summary Compensation Table) for each of the NEOs in 2015 were as follows: Mr. King—9.0%; Mr. Henson—13.7%; Mr. Brown—12.7%; Mr. Starnes—14.1%; and Mr. Bible—17.1%.

Perquisites. Pursuant to SEC rules, we have not reported perquisites to NEOs because the value of the perquisites, in aggregate, is less than $10,000.

Change in Pension Value and Non-Qualified Deferred Earnings. For information regarding the formula for calculation of the pension values, see the discussion included in the “Narrative to 2015 Pension Benefits Table” below. Eligible associates are permitted to defer a percentage (up to 50% in 2015) of their cash compensation under the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless otherwise limited by Code Section 409A. Plan participants may select from deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered in the BB&T Corporation 401(k) Savings Plan (the “401(k) Plan”) with the exception that no deemed investments in BB&T common stock are permitted. Participants make an election upon entering the plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines.

401(k) Plan. The BB&T 401(k) Plan is maintained to provide a means for most associates of BB&T and its subsidiaries to defer and save a percentage (up to 50% in 2015, subject to IRS limitations) of their annual cash compensation on a pre-tax basis for retirement. The 401(k) Plan provides for BB&T to match 100% of a participant’s deferrals up to 6% of his or her compensation. Our contributions to each of the NEOs during 2015 under the 401(k) Plan are included under the “All Other Compensation” column in the 2015 Summary Compensation Table above.

Employment Agreements. We and our wholly owned subsidiary, Branch Bank, have entered into employment agreements with each member of Executive Management, including each NEO. The employment agreements generally provide a 36 month term that is automatically extended monthly for an additional month, absent contrary

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notice by either party. The employment agreements provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that BB&T or Branch Bank may from time to time extend to its similarly situated officers. During the term of the employment agreements, each NEO is entitled to participate in and receive, on the same basis as other similarly situated officers of BB&T and Branch Bank, pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that BB&T or Branch Bank may from time to time extend to its officers.

For a discussion of the potential payments that would be provided to each of the NEOs under their respective employment agreements in the event of such NEO’s termination, including in connection with a Change of Control, please refer to the “Potential Payments Upon Termination or Change of Control” section below. For a further discussion of the employment agreements of our NEOs, please see “Employment Agreements” within Section 4 of the Compensation Discussion and Analysis.

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Compensation of Executive Officers

2015 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)(4)(5)			Estimated Future Payouts Under Equity Incentive Plan Awards(6)			Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(k)	(l)
Kelly S. King
Stock Options	2/24/2015					120,714		38.22	591,499
Restricted Stock Units	2/24/2015					61,904			2,127,021
Annual Incentive Award	2/24/2015	308,953	2,059,688	2,574,610
2015-2017 LTIP(1)	2/24/2015	884,011	1,768,021	2,210,026
Merger Incentive(2)	12/31/2015		515,000			13,620			455,998
Christopher L. Henson
Stock Options	2/24/2015					49,375		38.22	241,938
Restricted Stock Units	2/24/2015					25,320			869,995
Annual Incentive Award	2/24/2015	134,794	898,625	1,123,281
2015-2017 LTIP(1)	2/24/2015	360,349	720,697	900,871
Merger Incentive(2)	12/31/2015		225,000			5,950			199,206
Ricky K. Brown
Stock Options	2/24/2015					49,375		38.22	241,938
Restricted Stock Units	2/24/2015					25,320			869,995
Annual Incentive Award	2/24/2015	134,794	898,625	1,123,281
2015-2017 LTIP(1)	2/24/2015	360,349	720,697	900,871
Merger Incentive(2)	12/31/2015		225,000			5,950			199,206
Clarke R. Starnes III
Stock Options	2/24/2015					37,565		38.22	184,069
Restricted Stock Units	2/24/2015					19,264			661,911
Annual Incentive Award	2/24/2015	100,481	669,875	837,344
2015-2017 LTIP(1)	2/24/2015	273,332	546,663	683,329
Merger Incentive(2)	12/31/2015		167,500			4,430			148,316
Daryl N. Bible
Stock Options	2/24/2015					37,565		38.22	184,069
Restricted Stock Units	2/24/2015					19,264			661,911
Annual Incentive Award	2/24/2015	100,481	669,875	837,344
2015-2017 LTIP(1)	2/24/2015	273,332	546,663	683,329
Merger Incentive(2)	12/31/2015		167,500			4,430			148,316

(1)	LTIP awards are a component of the 2012 Incentive Plan. LTIP awards may be paid in the form of cash or stock at the discretion of the Compensation Committee. However, since 1996 awards have been paid only in cash. For that reason, LTIP awards are disclosed under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of this table. When the threshold, target and maximum payments were established in 2015 for the LTIP, such payments were based on each executive’s base salary for 2015 with assumptions made for increases in base salary for subsequent years in the performance cycle. The actual payment, if any, will be based on the actual average salary over the three-year performance cycle. For a discussion of the LTIP target award opportunities, please see the Compensation Discussion and Analysis.
(2)	The Merger Incentive was adopted on 6/23/2015 and at such time the Compensation Committee retained the discretion to pay the awards in cash, equity or a combination of the two, as well as the ability to reduce the payments, if any. The Compensation Committee met on 12/31/2015 and approved Merger Incentive payouts at the full award opportunity (no reduction was applied) in the form of 50% cash and 50% RSUs. Accordingly, the cash portion of the Merger Incentive amount is presented under column (d) and the RSU portion is presented under column (g). Please see the Compensation Discussion and Analysis for additional details on the Merger Incentive.
(3)	The amounts shown in column (c) reflect the minimum payment level possible under the applicable award. For the Annual Incentive Award, the minimum payment is 15% of the target amount, which is presented in column (d). For the LTIP, the minimum payment is 50% of the target amount, which is presented in column (d). Please see the Compensation Discussion and Analysis for additional details on the structure of the LTIP and Annual Incentive Award.
(4)	The amounts shown in column (d) reflect the target payment level under the applicable award. Please see the Compensation Discussion and Analysis for additional detail on the structure of the LTIP and Annual Incentive Award.
(5)	The amounts shown in column (e) reflect the maximum payment level possible under the applicable award. For the Annual Incentive Award and the LTIP, the maximum payment is 125% of the target amount, which is presented in column (d). Please see the Compensation Discussion and Analysis for additional detail on the structure of the LTIP and Annual Incentive Award.
(6)	If the performance criteria applicable to 2015 RSUs and stock option awards are not met, up to 100% of the unvested portion of the award is subject to forfeiture.
(7)	In accordance with the 2012 Incentive Plan, the option exercise price is the closing price of BB&T Common Stock on the date of grant.
(8)	This column reflects the grant date fair value, computed in accordance with SEC rules, of stock options and restricted stock units granted in 2015. Please refer to Notes (2), (3) and (4) in the Summary Compensation Table for additional detail on the grant date fair value of awards.

NARRATIVE TO 2015 GRANTS OF PLAN-BASED AWARDS TABLE

For a discussion of the awards presented in the 2015 Grants of Plan-Based Awards table and the material terms of the awards, please refer to “Section 2—2015 Executive Compensation Program and Pay Decisions.”

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2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)	(i)		(j)
Kelly S. King	116,290					39.73	2/21/2016	54,705	(5)	2,068,396	4,946	(6)	187,008
	126,294					44.15	2/20/2017	19,784	(6)	748,033	39,771	(7)	1,503,742
	162,415					34.29	2/26/2018				61,904	(8)	2,340,590
	46,216					16.88	2/24/2019				13,620	(9)	514,972
	164,062					27.75	2/23/2020
	126,372					27.73	2/22/2021
	135,591	45,198	(1)			30.09	2/21/2022
	67,871	33,935	(2)			30.08	2/26/2023
	23,867			47,744	(3)	37.55	2/25/2024
	0			120,714	(4)	38.22	2/24/2025
Christopher L. Henson	34,887					39.73	2/21/2016	22,324	(5)	844,070	2,052	(6)	77,586
	52,362					44.15	2/20/2017	8,208	(6)	310,344	16,529	(7)	624,961
	73,295					34.29	2/26/2018				25,320	(8)	957,349
	71,875					27.75	2/23/2020				5,950	(9)	224,970
	57,010					27.73	2/22/2021
	55,332	18,444	(1)			30.09	2/21/2022
	28,155	14,078	(2)			30.08	2/26/2023
	9,920			19,843	(3)	37.55	2/25/2024
	0			49,375	(4)	38.22	2/24/2025
Ricky K. Brown	34,887					39.73	2/21/2016	22,324	(5)	844,070	2,052	(6)	77,586
	52,362					44.15	2/20/2017	8,208	(6)	310,344	16,529	(7)	624,961
	73,295					34.29	2/26/2018				25,320	(8)	957,349
	71,062					27.75	2/23/2020				5,950	(9)	224,970
	57,010					27.73	2/22/2021
	55,332	18,444	(1)			30.09	2/21/2022
	28,155	14,078	(2)			30.08	2/26/2023
	9,920			19,843	(3)	37.55	2/25/2024
	0			49,375	(4)	38.22	2/24/2025
Clarke R. Starnes III	7,329					39.73	2/21/2016	16,993	(5)	642,505	1,562	(6)	59,059
	36,635					44.15	2/20/2017	6,248	(6)	236,237	12,567	(7)	475,158
	21,447					27.73	2/22/2021				19,264	(8)	728,372
	42,118	14,040	(1)			30.09	2/21/2022				4,430	(9)	167,498
	21,431	10,716	(2)			30.08	2/26/2023
	7,542			15,087	(3)	37.55	2/25/2024
	0			37,565	(4)	38.22	2/24/2025
Daryl N. Bible	101,902					36.22	1/31/2018	16,993	(5)	642,505	1,562	(6)	59,059
	44,293					34.29	2/26/2018	6,248	(6)	236,237	12,567	(7)	475,158
	42,118	14,040	(1)			30.09	2/21/2022				19,264	(8)	728,372
	21,431	10,716	(2)			30.08	2/26/2023				4,430	(9)	167,498
	7,542			15,087	(3)	37.55	2/25/2024
	0			37,565	(4)	38.22	2/24/2025

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(1)	Stock options awarded in 2012 that vest at the rate of 25%/year, with vesting dates of 2/21/2013, 2/21/2014, 2/21/2015 and 2/21/2016.
(2)	Stock options awarded in 2013 that vest at the rate of 33 1/3%/year, with vesting dates of 2/26/2014, 2/26/2015 and 2/26/2016.
(3)	Stock options awarded in 2014 that vest at the rate of 33 1/3%/year, with vesting dates of 2/25/2015, 2/25/2016 and 2/25/2017 subject to satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the stock options is subject to forfeiture. For the 2015 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(4)	Stock options awarded in 2015 that vest at the rate of 33 1/3%/year, with vesting dates of 3/15/2016, 3/15/2017 and 3/15/2018 subject to satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the stock options is subject to forfeiture. For the 2015 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(5)	Restricted stock units awarded in 2012 that vest 100% on 2/21/2016; market value as of 12/31/2015 was $37.81 per share.
(6)	Performance-based restricted stock units awarded in 2013 that vest at the rate of 33 1/3%/year, with vesting dates of 2/26/2014, 2/26/2015 and 2/26/2016, subject to the satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria applicable to restricted stock unit awards are not met once during the three-year vesting period, 20% of the unvested portion of the award is subject to forfeiture. Accordingly and pursuant to SEC rules, 20% of the restricted stock units are shown under column (i), with the remaining 80% presented under column (g). For the 2015 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(7)	Performance-based restricted stock units awarded in 2014 that vest at the rate of 33 1/3%/year, with vesting dates of 2/25/2015, 2/25/2016 and 2/25/2017, subject to the satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the restricted stock units is subject to forfeiture. For the 2015 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(8)	Performance-based restricted stock units awarded in 2015 that vest at the rate of 33 1/3%/year, with vesting dates of 3/15/2016, 3/15/2017 and 3/15/2018, subject to the satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the restricted stock units is subject to forfeiture. For the 2015 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(9)	Performance-based restricted stock units awarded under the Merger Incentive on 12/31/15 that vest at the rate of 33 1/3%/year, with vesting dates of 2/15/2017, 2/15/2018 and 2/15/2019, subject to the satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the restricted stock units is subject to forfeiture.

OPTION EXERCISES AND STOCK VESTED IN 2015(1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Kelly S. King	N/A	N/A	264,908	10,600,457
Christopher L. Henson	27,027	618,256	115,696	4,630,200
Ricky K. Brown	26,110	592,164	114,858	4,595,825
Clarke R. Starnes III	68,088	519,452	85,091	3,402,996
Daryl N. Bible	49,631	635,149	85,091	3,402,996

(1)	SEC rules require that this table include information for option exercises and stock award vestings that occurred during 2015. This table presents gross share amounts, without accounting for cashless exercises or shares withheld upon vesting for payment of taxes.
(2)	Based on the $38.19 closing price of BB&T’s common stock on February 20, 2015, $38.22 on February 24, 2015, $38.34 on February 25, 2015, and $41.02 on June 19, 2015, the trading days immediately prior to the vesting dates.

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2015 PENSION BENEFITS(1)

Name	Plan Name(2)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kelly S. King	Q	35	1,673,163	0
	NQ	35	27,285,545	0
Christopher L. Henson	Q	31	899,518	0
	NQ	31	7,290,966	0
Ricky K. Brown	Q	35	1,285,565	0
	NQ	35	10,225,886	0
Clarke R. Starnes III	Q	34	1,036,187	0
	NQ	34	6,553,969	0
Daryl N. Bible	Q	8	232,134	0
	NQ	8	1,476,085	0

(1)	The 2015 Pension Benefits table shows the estimated present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in BB&T’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2015.
(2)	Q = BB&T Corporation Pension Plan.
NQ = BB&T Corporation Non-Qualified Defined Benefit Plan.
(3)	Each plan limits the years of credited service to a maximum of 35 years. Mr. King and Mr. Brown, respectively, have 43 and 38 years of service to BB&T.

NARRATIVE TO 2015 PENSION BENEFITS TABLE

We maintain the BB&T Corporation Pension Plan (the “Pension Plan”) and the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”). For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 13 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with the Annual Report on Form 10-K for the year ended December 31, 2015, and filed with the SEC on February 25, 2016. A discussion of each of these plans is set forth below.

Tax-Qualified Defined Benefit Plan. The Pension Plan is a tax-qualified defined benefit pension plan for eligible associates. Most associates of BB&T and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. Our contributions to the Pension Plan are computed on an actuarial basis. No participant contributions are permitted. A participant’s annual normal retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation plus .5% of the participant’s final average compensation in excess of Social Security covered compensation, multiplied by the number of years of creditable service completed up to a maximum of 35 years. A participant’s final average compensation is his or her average annual cash compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years in which he or she receives compensation that produces the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is an excess benefit plan designed to provide supplemental pension benefits for certain highly compensated associates, including the NEOs, to the extent that their benefits under the Pension Plan are curtailed due to IRS compensation and benefit limitations. Benefits under the Non-Qualified Defined Benefit Plan are included in the table above.

Early Retirement. Mr. King, Mr. Brown, and Mr. Starnes have met the requirements for early retirement under the Pension Plan and the Non-Qualified Defined Benefit Plan; Mr. Henson and Mr. Bible currently are not eligible for early retirement. Associates with at least 10 years of service who have attained age 55 are eligible to retire

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and begin receiving a reduced pension immediately. If an associate begins pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

2015 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2015 ($)(1)	BB&T Contributions in 2015 ($)(2)	Aggregate Earnings in 2015 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2015 ($)(4)
Kelly S. King	282,529	282,529	29,999	0	7,217,514
Christopher L. Henson	208,706	120,124	121,030	0	2,805,747
Ricky K. Brown	120,124	120,124	10,984	0	1,525,532
Clarke R. Starnes III	109,522	93,404	68,906	0	1,340,596
Daryl N. Bible	214,289	93,404	(44,114)	0	1,846,605

(1)	Executive contributions were based on each NEO’s deferral elections and the salaries, Annual Incentive Award, LTIP and the cash Merger Incentive payments received by each NEO in 2015.
(2)	This column represents BB&T’s matching contributions credited to the accounts of the NEOs during 2015 in respect of the NEO’s contributions. These values are also reflected in the “All Other Compensation” column of the 2015 Summary Compensation Table.
(3)	This column reflects earnings or losses on plan balances in 2015. Earnings may increase or decrease depending on the performance of the elected deemed investment options. These earnings are not above-market or preferential and thus are not reported in the 2015 Summary Compensation Table.
(4)	This column represents each NEO’s year-end balance under the Non-Qualified Defined Contribution Plan. These balances include the NEO’s and BB&T’s respective contributions that were included in the summary compensation tables in previous years. Amounts in this column include earnings that were not previously reported in the summary compensation table because they were not above-market or preferential earnings.

NARRATIVE TO 2015 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The BB&T Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”) is an excess benefit plan that provides supplemental benefits to certain highly-compensated associates, including the NEOs, to the extent that their benefits under the 401(k) Plan are curtailed due to the application of certain IRS benefit and compensation limitations. During 2015, eligible associates were permitted to defer up to 50% of their cash compensation under the Non-Qualified Defined Contribution Plan, with certain participants, including each NEO, eligible to receive a matching contribution up to 6% of his or her compensation. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may select deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered under the 401(k) Plan with the exception that no deemed investments of BB&T common stock are permitted. Participants make an election upon entering the Non-Qualified Defined Contribution Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines. The Non-Qualified Defined Contribution Plan also provides participants in our incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

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Potential Payments Upon Termination or Change of Control

The potential payments to the NEOs pursuant to existing plans and arrangements in the event of their termination or a change of control at December 31, 2015 are shown in the table below. BB&T has entered into employment agreements with each member of Executive Management, including each of the NEOs. Several of the important provisions of these employment agreements are discussed in the “Compensation Discussion and Analysis” and the “Narrative to 2015 Summary Compensation Table” above, including the noncompetition and nonsolicitation conditions, which generally are a prerequisite to receiving termination payments under the employment agreements.

	Voluntary / Retirement ($)	For Cause ($)	Death ($)	Other than Just Cause or for Good Reason ($)	Change of Control ($)
Kelly King
Severance	—	—	—	14,468,007	14,468,007
LTIP (1)	—	—	—	—	3,669,603
Acceleration of Equity (2) (3)	7,986,401	—	7,986,401	7,986,401	7,986,401
Welfare Benefits (4)	—	—	—	18,865	18,865
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	—

Total	7,986,401	—	7,986,401	22,493,273	26,162,876

Chris Henson
Severance	—	—	—	7,869,713	7,869,713
LTIP (1)	—	—	—	—	1,512,634
Acceleration of Equity (2) (3)	—	—	3,295,651	3,295,651	3,295,651
Welfare Benefits (4)	—	—	—	19,254	19,254
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	(5,513,572)

Total	—	—	3,295,651	11,204,618	7,203,680

Ricky Brown
Severance	—	—	—	7,859,963	7,859,963
LTIP (1)	—	—	—	—	1,512,634
Acceleration of Equity (2) (3)	3,295,651	—	3,295,651	3,295,651	3,295,651
Welfare Benefits (4)	—	—	—	19,254	19,254
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	(560,226)

Total	3,295,651	—	3,295,651	11,194,868	12,147,276

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	Voluntary / Retirement ($)	For Cause ($)	Death ($)	Other than Just Cause or for Good Reason ($)	Change of Control ($)
Clarke Starnes
Severance	—	—	—	6,351,454	6,351,454
LTIP (1)	—	—	—	—	1,147,044
Acceleration of Equity (2) (3)	2,503,976	—	2,503,976	2,503,976	2,503,976
Welfare Benefits (4)	—	—	—	19,254	19,254
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	(207,000)

Total	2,503,976	—	2,503,976	8,894,684	9,834,728

Daryl Bible
Severance	—	—	—	6,351,454	6,351,454
LTIP (1)	—	—	—	—	1,147,044
Acceleration of Equity (2) (3)	—	—	2,503,976	2,503,976	2,503,976
Welfare Benefits (4)	—	—	—	19,254	19,254
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	(4,136,575)

Total	—	—	2,503,976	8,894,684	5,905,153

(1)	Following termination due to retirement, death or other than just cause or good reason, LTIP payments remain subject to the Corporation’s actual performance; therefore, no amounts are shown for these scenarios. Following a change of control, the NEO is entitled to LTIP payments, prorated through the date of the change of control. The amounts shown above include actual payments for the 2013-2015 LTIP cycle and projected pro rata payments for the two outstanding three-year LTIP cycles that have not been completed as of December 31, 2015, assuming that the Corporation’s performance criteria are met at 100% of the NEO’s target opportunity and such payment being prorated through the date of the change of control.
(2)	Value computed for each stock option grant by multiplying (i) the difference between (a) $37.81, the closing market price of a share of our common stock on December 31, 2015, and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option that vest. Stock options with exercise prices less than $37.81 are not included.
(3)	Value determined by multiplying the number of RSUs that vest by $37.81, the closing market price of a share of our common stock on December 31, 2015.
(4)	Amounts include life and medical benefits to be paid under the applicable employment agreement.
(5)	The amount reflects the reduction to the NEO’s payments such that payments are not deemed as “excess parachute payments” under Code Section 280G, as amended. For NEOs who are retirement eligible, amounts related to LTIP and acceleration of equity are not included in the calculation of excess parachute payments.

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NARRATIVE TO POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE

Amounts shown in the table above assume the NEO terminates employment on December 31, 2015, and are estimates of the amounts the NEO would receive upon termination. The actual amounts to be paid can only be determined at the time of a NEO’s termination of employment. The amounts reported above do not include amounts that would be provided to a NEO under plans and arrangements that are generally available to all salaried employees. The amounts listed above also do not include amounts reported in the “2015 Pension Benefits” and “2015 Nonqualified Deferred Compensation” tables.

Voluntary Termination or Retirement. Upon voluntary termination by a NEO, any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility) would be forfeited. Messrs. King, Brown and Starnes are over 55 years of age, have more than 10 years of service with the Corporation and are “retirement eligible.” Therefore, upon the end of their employment with the Corporation each would generally be entitled to accelerated vesting of outstanding unvested equity awards.

Termination for Just Cause. If the Corporation or Branch Bank terminates a NEO’s employment for “Just Cause,” the NEO will not have the right to receive any compensation or other benefits under the employment agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Payments Made Upon Death. In the event of the death of any of any of our NEOs, the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plans.

Termination for Other than Just Cause or Voluntary Termination for Good Reason. If a NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the officer will be entitled to receive monthly payments of cash compensation (including salary and bonuses) equal to one-twelfth of the highest annual amount of such compensation over the past three years, for officers other than Mr. King, and the officer will also receive employee welfare benefits, including health care, and outplacement services, for the full three year term (or, for officers other than Mr. King, until age 65 if that is a shorter period). For Mr. King, the amount of severance benefits due, if any, is determined by reference to Mr. King’s average annual cash compensation for the three years prior to the year of termination rather than by reference to the highest such year of cash compensation.

In addition, if any of the NEOs’ employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plans. The receipt by any of the NEOs of payments and other benefits under his employment agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable employment agreement, which are described above under the heading “Narrative to 2015 Summary Compensation Table—Employment Agreements” and any required six-month delay. Voluntary termination by a NEO for “Good Reason” would result in the same payouts to the NEO as described above for a termination for other than “Just Cause.”

Change of Control. The employment agreements of NEOs, other than Mr. King, provide that if a NEO’s employment is terminated by the NEO or the Corporation for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” of the Corporation, the NEO will be entitled to receive the termination compensation and the other benefits described above under column titled, “Change of Control” in the table above. However, in the event of a termination in connection with a “Change of Control,” the NEO generally will not be required to comply with the noncompetition and nonsolicitation provisions of the applicable employment agreement. Mr. King’s employment agreement, as amended in

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December 2012, requires, in reference to “Change of Control”, that a termination by Mr. King be a termination for “Good Reason” or that a termination by the Corporation or Branch Bank be without “Just Cause” in order for Mr. King to receive such compensation and benefits.

A “Change of Control” is generally deemed to have occurred under the employment agreements if:

(a)	any person or group acquires 20% or more of the voting securities of the Corporation;

(b)	during any two-year period, persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board of Directors;

(c)	the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the transaction being held by persons who were shareholders of the Corporation immediately prior to the transaction;

(d)	the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets; or

(e)	any other event occurs that the Corporation’s Board of Directors determines should constitute a Change of Control.

In addition, for the NEOs other than Mr. King, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the applicable individual will not be entitled to terminate his or her employment agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists.

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COMPENSATION OF DIRECTORS

2015 DIRECTOR COMPENSATION TABLE

Name (a)(1)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(2)(3)	Total ($)(d)
Jennifer S. Banner	94,500	97,865	192,365
K. David Boyer, Jr.	87,000	97,865	184,865
Anna R. Cablik	113,500	97,865	211,365
Ronald E. Deal	109,500	97,865	207,365
James A. Faulkner	98,000	97,865	195,865
I. Patricia Henry	87,000	97,865	184,865
John P. Howe III, M.D.	112,500	97,865	210,365
Eric C. Kendrick	103,500	97,865	201,365
Louis B. Lynn, Ph.D.	103,500	97,865	201,365
Edward C. Milligan	93,000	97,865	190,865
Charles A. Patton	94,500	97,865	192,365
Nido R. Qubein	91,500	97,865	189,365
William J. Reuter	40,000	—	40,000
Tollie W. Rich, Jr.	97,500	97,865	195,365
Christine Sears	37,000	—	37,000
Thomas E. Skains	108,000	97,865	205,865
Thomas N. Thompson	85,500	97,865	183,365
Edwin H. Welch, Ph.D.	96,000	97,865	193,865
Stephen T. Williams	102,000	97,865	199,865

(1)	Kelly S. King is not included in this table because during 2015 he was an employee of the Corporation and therefore received no compensation for his service as a director. The compensation received by Mr. King as an employee of the Corporation is shown in the 2015 Summary Compensation Table and discussed in the Compensation Discussion and Analysis. Ronald E. Deal and John P. Howe III, M.D. retired from the Board, effective December 31, 2015. We have included information on Mr. Deal and Dr. Howe for 2015 in compliance with SEC rules. William J. Reuter and Christine Sears joined the Board effective August 1, 2015 and received a prorated annual retainer, as well as applicable fees for meetings attended after joining the Board.
(2)	In February 2015, each then serving non-employee director received 2,616 restricted stock units with a grant date fair value of $37.41 for each unit. The amounts in column (c) reflect the grant date fair value for restricted stock unit awards for the fiscal year ended December 31, 2015. The assumptions used in the calculation of these amounts for awards granted in 2015 are included in Note 10 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

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Compensation of Directors

(3)	The outstanding stock options and RSUs held by each director as of December 31, 2015 were as follows:

Name	Stock Options (#)	RSUs (#)
Jennifer S. Banner	25,792	3,344
K. David Boyer, Jr.	7,506	3,344
Anna R. Cablik	31,469	3,344
Ronald E. Deal	31,969	0
James A. Faulkner	0	2,762
I. Patricia Henry	0	2,762
John P. Howe III, M.D.	31,969	0
Eric C. Kendrick	0	2,762
Louis B. Lynn, Ph.D.	0	2,762
Edward C. Milligan	0	2,762
Charles A. Patton	0	2,762
Nido R. Qubein	31,969	3,344
William J. Reuter	44,735	0
Tollie W. Rich, Jr.	0	2,762
Christine Sears	1,058	0
Thomas E. Skains	7,506	3,344
Thomas N. Thompson	21,025	3,344
Edwin H. Welch, Ph.D.	0	3,344
Stephen T. Williams	21,025	3,344

Stock options were a part of the director compensation program through 2011. Since 2012, director equity awards were made exclusively in the form of RSUs. Directors Sears and Reuter’s stock options were converted into BB&T stock options from their pre-existing Susquehanna stock options holdings. All Susquehanna stock options were converted into BB&T stock options at the time of the Susquehanna merger.

NARRATIVE TO 2015 DIRECTOR COMPENSATION TABLE

The director compensation shown in the table above reflects total compensation paid to each director for service on the Board of BB&T and Branch Bank. Each non-management director is compensated for his or her role as joint members on the Boards of BB&T and Branch Banking and Trust Company. A director who is also an employee of BB&T or its subsidiaries is not eligible to receive any retainer or fees for service on the Board of Directors.

In 2015, each of our non-management directors received:

Amount of Retainer	Position
$60,000	• Each non-management director
$15,000	• Chair of the Audit Committee • Chair of the Compensation Committee • Chair of the Risk Committee • Lead Director
$10,000	• Chair of the Executive Committee • Chair of the Nominating and Corporate Governance Committee
$5,000	• Chair of the Trust Committee of Branch Bank
$1,500 for each Board and committee meeting attended	• All non-management directors and assigned committee members

82    BB&T Corporation | 2016 Proxy Statement

Compensation of Directors

Director Equity Awards. The Board of Directors provides equity awards to its non-management members as a way of further aligning the interests of the Board with those of the shareholders. Equity awards in 2015 were provided to non-employee directors as follows:

•	The Board approved $100,000 in equity-based compensation, issued in the form of RSUs that 100% vest at the end of the year;

•	Each RSU relates to a contingent share of our common stock that is not earned or issued until the vesting criteria are met; and

•	The calculation for compensation to be delivered to the Board is the same as for our associates, including our NEOs.

For RSUs that were granted in 2015, if a non-employee director’s Board service is terminated due to disability or death, all unvested RSUs granted to the director would fully vest as of the date of disability or death. All such RSUs would be issuable as shares of BB&T common stock. If Board service is terminated for any other reason, any RSUs granted in 2015 that are outstanding as of the date of termination would be forfeited. Upon a change of control, all unvested RSUs would become fully vested and a corresponding number of shares of BB&T common stock would be issuable to each director holding such RSUs.

Non-Employee Directors’ Deferred Compensation Plan. We maintain the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan (the “Directors’ Plan”). The Directors’ Plan includes the Deferred Compensation Sub-Plan which permits participating non-employee directors to defer 50% or 100% of their retainer fees, meeting fees or both into a deferred savings account. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments, at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances).

Stock Ownership Guidelines. BB&T requires non-employee directors to maintain an amount of common stock equal to 5x his or her annual retainer. For purposes of calculating stock ownership, all shares of BB&T common stock held or controlled by the individual are considered. All non-employee directors are expected to meet this ownership requirement by the later of (i) five years following his or her initial appointment as a director, or (ii) such period of time as it may take to reach the ownership requirement threshold by continuously holding those shares or RSUs granted by BB&T pursuant to our equity compensation arrangements. Each non-employee director currently satisfies these guidelines.

Consulting Agreements. Mr. Deal and Dr. Qubein have executed consulting agreements with BB&T to provide business development consulting services for a period of ten years following their retirement. Each will receive a sum equal to the annual retainer paid to our directors in effect at the time they begin such service. Messrs. Deal and Qubein have agreed not to serve as directors of, or advisers to, businesses that compete with BB&T and its subsidiaries during the time they serve as our consultants. Mr. Deal retired from the Board effective December 31, 2015, and he has begun to receive payments.

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Transactions With Executive Officers and Directors

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of our directors, members of Executive Management, including our NEOs, and their affiliates are customers of our bank subsidiaries. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and do not involve more than the normal risk of collectability or present other features unfavorable to the lenders.

Related Person Transactions

Pursuant to our Related Person Transactions Policy and Procedures, it is our policy to enter into or ratify Related Person Transactions only when the Board, acting through the Nominating and Corporate Governance Committee, determines that the Related Person Transaction in question is consistent with the best interests of BB&T and its shareholders. Under this written policy, any Related Person Transaction shall be consummated or shall continue only if the Nominating and Corporate Governance Committee (or the Chair, acting pursuant to delegated authority) approves or ratifies the transaction.

The term “Related Person Transaction” generally means a transaction where the amount involved exceeds $120,000 and in which a Related Person has a direct or indirect interest. A “Related Person” generally means (a) a director, director nominee or executive officer of the Corporation; (b) a person who is known to be the beneficial owner of more than five percent of any class of the Corporation’s common stock; and (c) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee, or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than five percent beneficial owner. The transactions described under this caption are “Related Person Transactions” and have been approved and ratified in accordance with our Related Person Transactions Policy.

To help the Board assess whether a material relationship exists for both independence and related person transactions purposes, our Board adopted guidance with regards to charitable contributions. Under this guidance, a Related Person who serves as an executive officer, director or trustee of a charitable or non-profit organization that receives a contribution from BB&T will not be deemed to have a direct or indirect material interest in the transaction if:

•

Within the past three years, the aggregate amount of all such contributions during any single fiscal year of the charitable or non-profit organization did not exceed the greater of $1 million or 2% of the charitable or non-profit organization’s consolidated gross revenues for that fiscal year; and

•	The charitable or non-profit organization is not a family foundation created by the Related Person or an immediate family member of the Related Person.

Consulting Resources and Services, Inc. We have entered into a consulting services contract with Consulting Resources and Services, Inc., a consulting firm owned by the children of Nido R. Qubein, a director, under which Consulting Resources and Services, Inc., formerly known as Creative Services, Inc., advises management by providing organizational development expertise, including the conceptualization and creation of integrated corporate associate training materials and programs. Consulting Resources and Services, Inc., was paid approximately $417,000 under this contract in 2015. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Consulting Resources and Services, Inc. will continue to provide consulting services to us in 2016 under the terms of its existing contract.

See also “Consulting Agreements” above, under the “Narrative to 2015 Director Compensation Table,” each of which constitutes a Related Person Transaction.

84    BB&T Corporation | 2016 Proxy Statement

Voting and Other Information

VOTING AND OTHER INFORMATION

Voting and Quorum Requirements

Pursuant to the provisions of the North Carolina Business Corporation Act, February 17, 2016 has been fixed as the record date for the determination of holders of BB&T common stock entitled to notice of and to vote at the Annual Meeting.

Each share of our common stock issued and outstanding on February 17, 2016 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company (“Branch Bank”) and certain other of our affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 17, 2016, there were 780,470,501 shares of our common stock outstanding and entitled to vote.

In order to obtain a quorum to conduct the Annual Meeting, a majority of shares of our common stock outstanding at the record date must be present in person or by proxy. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and broker “non-votes” (explained below) are counted as present and entitled to vote for purposes of determining a quorum.

Voting Procedures

There are four ways to vote:

•	Internet: You may access the proxy materials on the Internet at http://www.envisionreports.com/BBT

•	Telephone: You may call toll-free 1-800-652-VOTE (8683), and follow the instructions on the proxy card or on the Notice of Internet Availability.

•	Mail: If you received voting materials by mail, you may vote by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided.

•	In person: A shareholder may vote in person at the Annual Meeting by filling out a ballot.

Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., EDT, on April 25, 2016. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow a shareholder to vote his or her shares and confirm that his or her instructions have been properly recorded.

Shareholders who hold shares in “street name,” that is, through a broker, bank or other nominee, should instruct their nominee to vote their shares by following the instructions provided by the nominee. Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

We encourage you to take advantage of the options to vote using the Internet or by telephone. Voting in this manner will result in cost savings for us. If you vote via the Internet or by telephone, please do not return your proxy card. Three of our executives, Kelly S. King, Christopher L. Henson and Robert J. Johnson, Jr., have been designated as the proxies to cast the votes of our shareholders at the Annual Meeting.

A proxy that is signed and dated, but which does not contain voting instructions, will be voted as follows:

•	“FOR” the election of each of the 18 directors named in the proxy statement;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as BB&T’s auditors for 2016; and

•	“FOR” the advisory vote to approve our executive compensation program.

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Voting and Other Information

Non-Votes, Abstentions, and Revocations

A broker or other nominee may generally vote your shares without instruction on routine matters but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular “non-routine” proposal (Proposals 1 and 3 on your proxy) because your broker does not have authority to vote on that proposal and has not received specific voting instructions from you. Broker non-votes, as well as abstentions, are not counted as votes cast for or against any of the proposals, and therefore will not affect the outcome of the vote.

The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Secretary of BB&T an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person. Even if you plan to attend the Annual Meeting, you are encouraged to vote your shares by proxy.

Delivering Proxy Materials

We deliver proxy materials primarily through the Internet, in accordance with SEC rules. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders. Shareholders who own shares directly in BB&T and not through a bank, broker or intermediary (“record holders”), will have proxy materials or the Notice of Internet Availability of Proxy Materials delivered directly to their mailing address or electronically if they have previously consented to that delivery method. Shareholders whose shares are held for them by banks, brokerages or other intermediaries (“beneficial holders”), will have the proxy materials or the Notice of Internet Availability of Proxy Materials forwarded to them by the intermediary that holds the shares.

If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy by following the instructions on the notice. The Notice of Internet Availability of Proxy Materials also contains instructions for accessing and reviewing the proxy materials over the Internet and provides directions for submitting your vote over the Internet.

To reduce the expenses of delivering duplicate proxy materials to shareholders, we are relying upon SEC rules that permit us to deliver only one set of applicable proxy materials to multiple shareholders who share an address, unless we receive contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of BB&T common stock. Any shareholder sharing such an address who does not receive an individual proxy statement, our 2015 Annual Report and our Annual Report on Form 10-K, may write or call BB&T’s transfer agent as specified below and we will promptly deliver the materials at no cost. For future meetings, a shareholder may request separate copies of our proxy materials or request that we only send one set of these materials if the shareholder is receiving multiple copies, by telephoning our transfer agent at 1-800-213-4314, or writing the transfer agent at: Computershare Trust Company N.A., P.O. Box 43078, Providence, Rhode Island, 02940-3078. If your shares are held in “street name,” you may contact Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095.

Any shareholder may obtain a copy of our 2015 Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (including the financial statements and financial statement schedules), without charge by contacting Computershare at the address above.

Proxy Costs

All expenses incurred in this solicitation will be paid by BB&T. In addition to soliciting proxies by mail, over the Internet and by telephone, our directors, officers and employees, who are also referred to as associates, may

86    BB&T Corporation | 2016 Proxy Statement

Voting and Other Information

solicit proxies on behalf of BB&T without additional compensation. We have engaged D. F. King & Co., Inc., to act as our proxy solicitor and have agreed to pay it approximately $12,500 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries are requested to forward the proxy materials to beneficial holders and to obtain authorization for the execution of proxies. Upon request, we will reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial holders.

Proposals for 2017 Annual Meeting of Shareholders

Under SEC Rule 14a-8, any shareholder desiring to make a proposal to be included in the notice for the 2017 Annual Meeting of Shareholders and related proxy materials must present such proposal to the following address: Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Proposals must be received no later than the close of business on November 17, 2016, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in the Corporation’s proxy statement.

Additionally, under BB&T’s bylaws, for other business to be properly brought before an annual meeting by a shareholder where such business is not to be included in the Corporation’s proxy statement, the shareholder must deliver timely notice in writing to the Secretary of the Corporation at least 120 days, but no more than 150 days (no earlier than October 18, 2016 and no later than November 17, 2016), in advance of the first anniversary of the notice date of the Corporation’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than thirty days or delayed by more than sixty days from the first anniversary date of the prior year’s annual meeting.

Article II, Section 10 of the bylaws provides that, as to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder of record who intends to present the proposal and of all beneficial owners, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of the Corporation beneficially owned by the shareholder of record and such beneficial owners and the nature of such ownership; (iii) a description of the business proposed to be introduced to the meeting of shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owners may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal. As used above, “beneficial ownership” or “beneficially own” means the power, directly or indirectly, through any contract, understanding or other arrangement, to exercise voting or investment discretion with respect to shares of any class of capital stock, including, but not limited to, through any derivative position, hedge, swap, securities lending arrangement or other transaction or arrangement relating to any class of capital stock.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under Article II, Section 10(b) of the bylaws and applicable SEC proxy rules. See also “Corporate Governance Matters—Director Nominations” above. The chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws. If a shareholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-4, the persons named as proxies will be allowed to use their discretionary voting authority to vote on any such matter as they determine appropriate if and when the matter is raised at the Annual Meeting.

How will voting results be reported?

After the Annual Meeting of Shareholders, BB&T will report final voting results in a Current Report on Form 8-K filed with the SEC.

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Voting and Other Information

Other Business

As of the date of this proxy statement, the Board does not know of any other matter to be presented for consideration at the 2016 Annual Meeting of Shareholders other than the items referred to in the proxy statement. In the event that any other matter requiring a vote of the shareholders is properly brought before the meeting for shareholder action, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Kelly S. King

Chairman and Chief Executive Officer

Dated: March 16, 2016

88    BB&T Corporation | 2016 Proxy Statement

ANNEX A – NON-GAAP FINANCIAL MEASURES

Adjustments to Net Income

As previously described, for the purposes of certifying BB&T’s performance under BB&T’s compensation plans, the Compensation Committee typically makes adjustments to BB&T’s GAAP results to ensure that the participants are compensated for BB&T’s core performance. For 2015, the Compensation Committee made adjustments to BB&T’s GAAP net income, as set forth in the tables below (“Adjusted Net Income”). Typically, the Compensation Committee adjusts BB&T’s GAAP net income for gains or losses on sales/purchases of business, merger-related and restructuring charges and similar non-core performance items, on a pre-tax basis, provided the adjustment is not solely a tax-related item. These adjustments are made so that participants are compensated for BB&T’s core performance and are neither penalized nor rewarded for one-time charges, unusual gains, or similar non-core events. To the extent practicable, the Compensation Committee also makes similar adjustments to the reported performance of Peer Group members for awards that measure BB&T’s performance relative to the Peer Group.

The adjustments for 2015 impact the Annual Incentive Award’s performance metrics, earnings per share and return on assets, and the three-year average ROCE for LTIP purposes. BB&T derives each of these non-GAAP performance metrics from its Adjusted Net Income, which is a non-GAAP financial measure, and accordingly, each of these adjusted financial measures is determined by methods other than in accordance with GAAP.

The adjusted earnings per share and return on assets measures are each calculated in the same manner as their GAAP counterparts, except that Adjusted Net Income for the applicable performance metric is substituted for its GAAP counterpart in each calculation. Please refer to the adjustments table and accompanying narratives for additional detail on the ROCE calculations and GAAP reconciliation.

2015 ADJUSTED NET INCOME FOR ANNUAL INCENTIVE AWARD

	Return on Assets Measure	Earnings per Share Measure
2015 GAAP Net Income(1)	2,123
2015 GAAP Net Income Available to Common Shareholders(1)		1,936
Compensation Committee Approved Adjustments
FHLB debt extinguishment	172	172
Tax litigation charges(2)	(172)	(172)
Net Loss on sale of business	21	21
Merger-related and restructuring charges, net	165	165

Adjustments Subtotal	186	186
Tax Effect of Adjustments(3)	(51)	(51)

Adjusted Net Income	2,258	2,071

(1)	The Compensation Committee uses GAAP net income available to common shareholders to calculate earnings per share performance as this reflects income attributable to each share of common stock. The Compensation Committee uses GAAP net income for return on assets performance because the return on assets metric measures relative Peer Group performance.
(2)	Tax litigation charges are shown as pre-tax equivalents.
(3)	GAAP net income includes the effect of applicable taxes. The Compensation Committee’s approved adjustments are pre-tax items, provided the adjustment is not solely a tax-related item. Accordingly, the tax effect of the adjustments has been deducted to accurately reflect the impact of the adjustments on net income.

A-1

As described in the Compensation Discussion and Analysis, in approving the Merger Incentive payment, the Compensation Committee decided that the earnings attributable to the legacy Susquehanna operations following the merger (which occurred on August 1, 2015) should be removed from the Annual Incentive’s EPS performance measure as relates to Executive Management. Due primarily to the conversion of the accounting systems, it was necessary to estimate the impact of Susquehanna’s earnings on BB&T’s 2015 results. The methodology used pre-systems conversion results, adjusted primarily for loan accretion and merger cost savings. Using this methodology, Adjusted Net Income for EPS purposes was reduced by $108 million and average diluted shares were reduced by 19 million.

2015 ANNUAL INCENTIVE AWARD PERFORMANCE METRICS

Performance Metrics	GAAP Performance Metric	Performance Metric Calculated Using Adjusted Net Income	Performance Metric Excluding SUSQ
Earnings per share(1)	$2.56	$2.73	$2.66
Return on assets(2)	1.08%	1.14%	N/A

(1)	Earnings per share calculated using weighted average number of diluted common shares.
(2)	Return on assets calculated using daily average total assets.

BB&T’s 2013-2015 LTIP award references BB&T’s three-year ROCE performance. BB&T derives this non-GAAP performance metric from its GAAP net income available to common shareholders for each year of the performance period. The adjustments include the items detailed in the table below.

LTIP ADJUSTMENTS

	Return on Common Equity Measure ($ in millions)
	2015	2014(3)	2013
GAAP Net Income Available to Common Shareholders(1)	1,936	2,003	1,562
Compensation Committee Approved Adjustments
-FHLB debt extinguishment	172	122	—
-Gain on sale of TDRs	—	(42)	—
-Tax litigation charges (benefits)(2)	(172)	(67)	829
-Net (gain) loss on sale of business	21	(1)	(31)
-Merger-related and restructuring charges, net	165	46	46

Adjustments Subtotal	186	58	844
Tax Effect of Adjustment	(51)	(20)	(319)

Adjusted Net Income	2,071	2,041	2,087

GAAP Average Shareholders’ Equity	25,871	23,991	21,890
-Preferred stock	(2,603)	(2,603)	(2,443)
-Noncontrolling interest	(62)	(71)	(50)

Average Common Shareholders’ Equity	23,206	21,317	19,397

GAAP ROCE	8.34%	9.40%	8.06%
GAAP 3-year average ROCE	8.58%
Adjusted ROCE	8.93%	9.58%	10.76%
Adjusted 3-year average ROCE	9.73%

(1)	The Compensation Committee uses GAAP net income available to common shareholders to calculate return on common equity performance as this reflects income attributable to common equity.
(2)	Tax litigation charges are shown as pre-tax equivalents.
(3)	Effective January 1, 2015, BB&T retrospectively adopted new guidance related to the accounting for investments in qualified affordable housing projects. Prior periods have not been revised to reflect the adoption of this new guidance. Awards for the 2014 fiscal year were based upon operating results for BB&T as originally reported.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Price/Tangible book—tangible book value per share generally represents the amount of money an investor would theoretically receive for each share if a company were liquidated at the values stated on the company’s balance sheet, excluding goodwill and other intangibles. The ratio of stock price to tangible book value is a non-GAAP measure. BB&T’s management believes investors use this measure to evaluate the ratio of the stock price to the book value per share without the impact of intangible assets.

A-2

ATTENDING THE ANNUAL MEETING
Date and Time	11:00 a.m. Eastern Daylight Time on Tuesday, April 26, 2016
Location	Embassy Suites, 460 North Cherry Street, Winston-Salem, NC 27101
Who May Attend:	•	Record holders: Shareholders who own shares of BB&T common stock directly and not through a bank, broker or intermediary.
	•	Beneficial holders: Shareholders whose shares of BB&T common stock are held for them by banks, brokerages or other intermediaries.
	•	Authorized representatives of entities who are beneficial holders of BB&T common stock.
Required Documentation:	In addition to a valid photo ID, the following materials must be presented in order to be admitted to the Annual Meeting:
	•	Record holders: The top portion of your proxy card, which will serve as an admission ticket.
•

Beneficial holders: Evidence of your ownership, which may include (1) a notice regarding the availability of proxy materials, (2) the top portion of a voting instruction form or (3) a recent proxy or letter from the bank, broker or other intermediary that holds the beneficial holders’ shares and that confirms the beneficial holders’ ownership of those shares.

	•	Authorized representatives of beneficial holders: A letter from the record holder certifying the beneficial ownership of the entity they represent and a letter from the beneficial holder certifying as to their status as an authorized representative.
Prohibited Items:	•

The use of cameras (including cellular phones or PDAs with photographic and/or video recording capabilities), recording devices and other electronic devices, cellular phones or PDAs is strictly prohibited.

	•	Knives, firearms, any item that could be used as a weapon and any other device or instrument that may be potentially disruptive are strictly prohibited.
Admissions:	•	BB&T representatives will be at the entrance to the Annual Meeting and these representatives will have the authority, on BB&T’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the Annual Meeting.
002CSN5D81	C0001125050

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 25, 2016.
Vote by Internet
• Go to www.envisionreports.com/BBT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all nominees listed.

1. The election of eighteen directors, each for a one-year term expiring at the 2017 Annual Meeting of Shareholders.												+
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jennifer S. Banner	☐	☐	☐	07 - Kelly S. King	☐	☐	☐	13 - Tollie W. Rich, Jr.	☐	☐	☐

02 - K. David Boyer, Jr.	☐	☐	☐	08 - Louis B. Lynn, Ph.D.	☐	☐	☐	14 - Christine Sears	☐	☐	☐

03 - Anna R. Cablik	☐	☐	☐	09 - Edward C. Milligan	☐	☐	☐	15 - Thomas E. Skains	☐	☐	☐

04 - James A. Faulkner	☐	☐	☐	10 - Charles A. Patton	☐	☐	☐	16 - Thomas N. Thompson	☐	☐	☐

05 - I. Patricia Henry	☐	☐	☐	11 - Nido R. Qubein	☐	☐	☐	17 - Edwin H. Welch, Ph.D.	☐	☐	☐

06 - Eric C. Kendrick	☐	☐	☐	12 - William J. Reuter	☐	☐	☐	18 - Stephen T. Williams	☐	☐	☐

B	Management Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2016.	For ☐	Against ☐	Abstain ☐	3.	To vote on an advisory resolution to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote.	For ☐	Against ☐	Abstain ☐

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

ADMISSION TICKET
PLEASE DETACH BELOW AND BRING WITH YOU IF YOU
PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

VOTE BY INTERNET OR TELEPHONE
24 Hours a Day—7 Days a Week
It’s Fast and Convenient

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The Proxy Statement, BB&T’s Annual Report and Form 10-K

are available at: www.envisionreports.com/BBT

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BB&T CORPORATION	+
ANNUAL MEETING APRIL 26, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints Kelly S. King, Christopher L. Henson and Robert J. Johnson, Jr., or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of BB&T that the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at the Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina, 27101, on Tuesday, April 26, 2016 at 11:00 a.m. Eastern Daylight Time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as stated on the reverse side hereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED:

•	“FOR” EACH OF THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1;
•	“FOR” PROPOSALS 2 AND 3; AND

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS-IN-FACT.

THE TOP PAGE OF THE PROXY CARD SERVES AS YOUR ADMISSION TICKET TO THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

C	Non-Voting Items

Change of Address — Please print new address below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please insert date of signing. Sign exactly as the name appears on the reverse. Where stock is issued in two or more names, all names should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.